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TABLE OF CONTENTS PROSPECTUS

As filed with the Securities and Exchange Commission on December 7, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	52-0551284 (I.R.S. Employer Identification Number)

3000 LEADENHALL ROAD
MT. LAUREL, NEW JERSEY 08054
(856) 917-1744
(Address, including zip code, and telephone number, including area code, of regitrant's principal executive offices)

William F. Brown, Esq.
Senior Vice President, General Counsel and Secretary
PHH Corporation
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(856) 917-1744
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Michael J. Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000 (212) 735-2000 (facsimile)	Alan Dean, Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000 (212) 701-5800 (facsimile)

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

9 1/4% Senior Notes due 2016

Total

(1)
An indeterminate aggregate offering price and number or amount of securities of the registrant is being registered pursuant to this registration statement.

(2)
In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of all of the registration fee, except for $53,645, which is the unutilized portion of the $78,600 filing fee that was previously paid with respect to $2,000,000,000 aggregate principal amount of Mortgage Pass-Through Certificates and Mortgage-Backed Notes registered on January 7, 2008 by PHH Mortgage Capital LLC, the registrant's majority-owned subsidiary, under Registration Statement No. 333-148166 on Form S-3/A and not previously sold. Pursuant to Rule 457(p) under the Securities Act, the registrant carried forward and applied $24,955 in filing fees in connection with $350,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2016 registered on February 22, 2011 under Registration Statement No. 333-170309 on Form S-4/A.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 7, 2011

PRELIMINARY PROSPECTUS

$

PHH Corporation

9 1/4% Senior Notes due 2016

         We are offering $              aggregate principal amount of additional 9 1/4% Senior Notes due 2016 (the "additional notes"). The additional notes will bear interest at a rate of 9.25% per annum, and will mature on March 1, 2016. We will pay interest on the additional notes semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2012. The additional notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

         The $              aggregate principal amount of additional notes being offered hereby constitute a further issuance of and are fungible with the $350,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2016 that we issued on August 11, 2010 (the "initial notes") and form a single series of debt securities with the initial notes. Unless the context requires otherwise, we refer to the additional notes and the initial notes together as the "notes". The additional notes will have terms identical to the initial notes, other than issue date and offering price, and will have the same CUSIP number as, and will be fungible with and vote together with, the initial notes immediately upon issuance. Upon completion of this offering, the aggregate principal amount of outstanding notes under this series will be $              . Accordingly, the $              aggregate principal amount of additional notes offered hereby will constitute only        % of the total voting power of the $              aggregate principal amount of the notes to be outstanding after this offering.

         The additional notes will be our senior unsecured and unsubordinated obligations and will rank equally in right of payment to all our existing and future unsecured and unsubordinated indebtedness. Initially, the additional notes will not be guaranteed by any of our subsidiaries. The additional notes will be effectively subordinated to all our secured obligations to the extent of the value of the collateral securing such indebtedness and structurally subordinated to any existing and future obligations of our subsidiaries that do not guarantee the additional notes.

         We may redeem the notes at any time and from time to time, at our option, in whole or in part at a "make-whole" redemption price specified under "Description of Notes—Optional Redemption." If we undergo a change of control under certain circumstances, we may be required to offer to purchase the notes from holders at a price equal to 101% of the principal amount plus accrued and unpaid interest thereon.

         This investment involves risks. See "Risk Factors" beginning on page 17 of this prospectus.

	Per Note		Total

Public offering price(1)		%	$

Underwriting discount		%	$

Proceeds to PHH Corporation (before expenses)		%	$

(1)
Plus accrued interest from September 1, 2011.

         The offering price will include accrued interest from September 1, 2011 to the time of delivery and interest on the additional notes will accrue from September 1, 2011.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The underwriters expect to deliver the additional notes to purchasers on or about                                    , 2011 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, Société anonyme.

Joint Book-Running Managers

Citigroup	J.P. Morgan

BofA Merrill Lynch	Goldman, Sachs & Co.	RBS	Wells Fargo Securities

Co-Managers

RBC Capital Markets	Scotia Capital

The date of this prospectus is                                    , 2011.

PROSPECTUS

        We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus is delivered or securities are sold on a later date.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the information incorporated by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could." Forward-looking statements contained in this prospectus and the information incorporated by reference herein include, but are not limited to, statements concerning the following:

  •
  the impact of the adoption of recently issued accounting pronouncements on our financial statements;

  •
  the impact of the risk retention requirements and other provisions of the Dodd-Frank Act;

  •
  future origination volumes and loan margins in the mortgage industry;

  •
  our belief that sources of liquidity will be adequate to fund operations and repayment of upcoming debt maturities;

  •
  our expectation of future income from new client signings;

  •
  our expectation of reinsurance losses and associated reserves; and

  •
  mortgage repurchase and indemnification requests and associated reserves and provisions.

        Actual results, performance or achievements may differ materially from those expressed or implied in forward-looking statements due to a variety of factors, including but not limited to the factors listed and discussed in "Risk Factors" in this prospectus and those factors described below:

  •
  the effects of continued market volatility or continued economic decline on the availability and cost of our financing arrangements and the value of our assets;

  •
  the effects of a continued decline in the volume of U.S. home sales and home prices, due to adverse economic changes or otherwise, on our Mortgage Production and Mortgage Servicing segments;

  •
  the effects of changes in current interest rates on our business and our financing costs;

  •
  our decisions regarding the use of derivatives related to mortgage servicing rights, if any, and the resulting potential volatility of the results of operations of our Mortgage Servicing segment;

  •
  the effects of increases in our actual and projected repurchases of, indemnification given in respect of, or related losses associated with, sold mortgage loans for which we have provided representations and warranties or other contractual recourse to purchasers and insurers of such loans, including increases in our loss severity and reserves associated with such loans;

  •
  the effects of reinsurance claims in excess of projected levels and in excess of reinsurance premiums we are entitled to receive or amounts currently held in trust to pay such claims;

  •
  the effects of any significant adverse changes in the underwriting criteria or existence or programs of government-sponsored entities, including Fannie Mae and Freddie Mac, including any changes caused by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other actions of the federal government;

  •
  the effects of any inquiries and investigations of foreclosure procedures or other servicing activities by attorneys general of certain states and the U.S. Department of Justice, any litigation related to our mortgage servicing activities, or any related fines, penalties and increased costs;

  •
  the ability to maintain our status as a government sponsored entity-approved seller and servicer, including the ability to continue to comply with the respective selling and servicing guides, including any changes caused by the Dodd-Frank Act;

  •
  the effects of any changes to the servicing compensation structure for mortgage servicers pursuant to the programs of government sponsored-entities;

  •
  changes in laws and regulations, including changes in mortgage- and real estate-related laws and regulations (including changes caused by the Dodd-Frank Act), status of government sponsored-entities and state, federal and foreign tax laws and accounting standards;

  •
  the effects of the insolvency of any of the counterparties to our significant customer contracts or financing arrangements or the inability or unwillingness of such counterparties to perform their respective obligations under, or to renew on terms favorable to us, such contracts, or our ability to continue to comply with the terms of our significant customer contracts, including service level agreements;

  •
  the effects of competition in our existing and potential future lines of business, including the impact of consolidation within the industries in which we operate and competitors with greater financial resources and broader product lines;

  •
  the ability to obtain financing (including refinancing and extending existing indebtedness) on acceptable terms, if at all, to finance our operations or growth strategy, to operate within the limitations imposed by our financing arrangements and to maintain the amount of cash required to service our indebtedness;

  •
  the ability to maintain our relationships with our existing clients and to establish relationships with new clients;

  •
  the ability to attract and retain key employees;

  •
  a deterioration in the performance of assets held as collateral for secured borrowings;

  •
  the impact of the failure to maintain our credit ratings;

  •
  any failure to comply with covenants under our financing arrangements;

  •
  the effects of the consolidation of financial institutions and the related impact on the availability of credit;

  •
  the impact of changes in the U.S. financial condition and fiscal and monetary policies, or any actions taken or to be taken by the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System on the credit markets and the U.S. economy; and

  •
  other risks and uncertainties described from time to time in our filings with the SEC.

        Forward-looking statements speak only as of the date on which they are made. Factors and assumptions discussed above, and other factors not identified above, may have an impact on the continued accuracy of any forward-looking statements that we make. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements. For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 or on our internet site at http://www.phh.com. Information on our website is not incorporated into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We are "incorporating by reference" certain documents that we have filed with the SEC under the Exchange Act, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, or any subsequently filed document deemed incorporated by reference. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K):

  •
  Annual Report on Form 10-K for the year ended December 31, 2010 (the "2010 Form 10-K") (filed with the SEC on February 28, 2011), including portions of our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 29, 2011) incorporated by reference therein;

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011 (filed with the SEC on May 4, 2011), June 30, 2011 (filed with the SEC on July 29, 2011 and amended on Form 10-Q/A on August 23, 2011) and September 30, 2011 (the "2011 Third Quarter Form 10-Q") (filed with SEC on November 2, 2011); and

  •
  Current Reports on Form 8-K filed with the SEC on January 5, 2011, March 4, 2011, March 28, 2011, March 30, 2011, April 6, 2011, May 9, 2011, June 1, 2011, June 13, 2011, June 30, 2011, July 6, 2011, July 7, 2011, July 20, 2011, July 29, 2011, August 17, 2011, September 29, 2011, October 4, 2011, November 1, 2011, November 18, 2011 and December 2, 2011.

        Any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated herein by reference until completion of the offering; provided, however, that we are not incorporating any information we furnish rather than file. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        We will provide without charge upon written or oral request to each person, to whom this prospectus is delivered, a copy of any or all of the documents we incorporate by reference (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in the registration statement of which this prospectus forms a part). Requests should be directed to:

PHH Corporation
3000 Leadenhall Road
Mt. Laurel, NJ 08054
(856) 917-7405
Attention: Investor Relations

SUMMARY

        This summary highlights selected information more fully described elsewhere (or incorporated by reference) in this prospectus. This summary does not contain all of the information that you should consider before investing in the additional notes. You should read this entire prospectus and the documents incorporated by reference herein carefully before making any investment decision, especially the risks of investing in the notes discussed in the section entitled "Risk Factors" below and in the incorporated documents.

        In this prospectus, except as otherwise indicated, "PHH," "the Company," "we," "our," and "us" refer to PHH Corporation and its consolidated subsidiaries, and references to "Cendant" and "Cendant Corporation" refer to the successor to Cendant Corporation now known as Avis Budget Group, Inc. All references to the "additional notes" refer to the 9 1/4% Senior Notes due 2016 offered hereby and all references to the "notes" refers to the initial notes, the additional notes offered hereby and any further additional notes that may be issued under the indenture, except, in each case, as otherwise indicated.

 Our Company

        We are a leading outsource provider of mortgage production, mortgage servicing and fleet management services. We conduct our business through three operating segments: a Mortgage Production segment, a Mortgage Servicing segment and a Fleet Management Services segment.

        Our Mortgage Production segment originates, purchases and sells mortgage loans through PHH Mortgage Corporation and its subsidiaries (collectively, "PHH Mortgage"). This segment focuses primarily on providing private-label mortgage services to financial institutions and real estate brokers throughout the United States. According to Inside Mortgage Finance, as of September 30, 2011, we were one of the top five retail originators of residential mortgages in the United States and the largest non-bank mortgage originator. We leverage three distinct distribution channels: financial institutions outsourcing (73% of 2010 volumes); real estate brokers (25% of 2010 volumes); and corporate relocation (2% of 2010 volumes). We believe that many consumers rely upon the recommendation of a real estate broker or financial advisor when they are in the market for a mortgage; therefore, we benefit from access to a variety of trusted brands within each of our channels, such as Merrill Lynch, Coldwell Banker and Century 21.

        We believe that we are the largest outsourcing solution provider of private-label mortgage origination and mortgage servicing for banks and other financial institutions that wish to offer mortgages to clients, but who may not be equipped to handle all aspects of the loan origination process in a cost efficient manner. Our financial institutions outsourcing and real estate broker channels together comprised 98% and 97% of our mortgage origination volumes for the year ended December 31, 2010 and the nine months ended September 30, 2011, respectively. Through our financial institutions outsourcing relationships, we provide full private-label mortgage services to over 30 financial institutions, including Merrill Lynch Credit Corporation ("Merrill Lynch"). We also maintain wholesale and correspondent relationships with a large variety of financial institutions, including credit unions and community banks in this channel. Mortgages generated through our private-label and wholesale and correspondent relationships accounted for 77% of our total originations for the nine months ended September 30, 2011. Our services benefit financial institutions that may not have the scale or the expertise to efficiently originate and service mortgages, but desire to maintain a primary consumer product offering. As a non-bank mortgage originator and servicer, we do not compete with our bank clients, which allows us to service their clients in their name on a private-label basis and without risk of cross-marketing their consumer relationships. Our real estate broker channel primarily revolves around our joint venture and strategic relationship agreement with Realogy Corporation ("Realogy"). Through marketing agreements with Realogy and its franchisees, we are able to conduct business under the names Coldwell Banker Mortgage, Century 21 Mortgage and others. Pursuant to our agreements with Realogy, loan officers of PHH Home Loans, LLC, our indirect majority owned subsidiary ("PHH Home Loans"), have exclusive access to the residential real estate offices owned by Realogy. Realogy operates the largest real estate brokerage and franchise business in the United States operating under the Realogy brands, which include Coldwell Banker Real Estate Corporation, Century 21 Real Estate LLC, ERA Franchise Systems, Inc., and Sotheby's International Affiliates, Inc.

        Of our $49.0 billion of total originations in 2010, 23% were fee-based closings and 77% were originated for sale into the secondary market, primarily on a servicing retained basis. During the nine months ended September 30, 2011, we had $36.3 billion of total originations, with 28% fee-based closings and 72% originated for sale into the secondary market. It is our intent to sell all of the mortgage loans originated by us, and not otherwise retained in our clients' loan investment portfolios, into the secondary market. As such, we do not carry loans on our balance sheet as portfolio investments. Mortgage loans held for sale are generally sold within 60 days of their origination date. During 2010 and the nine months ended September 30, 2011, 95% and 92%, respectively, of our mortgage loans were sold to, or were sold pursuant to programs sponsored by, Fannie Mae, Freddie Mac or Ginnie Mae.

        Our Mortgage Servicing segment, which services mortgage loans originated by PHH Mortgage and PHH Home Loans, may purchase mortgage servicing rights from third parties and, from time to time, acts as a subservicer for certain clients that own the underlying mortgage servicing rights. A mortgage servicing right is the right to service a loan or pool of loans in exchange for a servicing fee. Mortgage loan servicing primarily consists of collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses, such as taxes and insurance, and otherwise administering our mortgage loan servicing portfolio. As of September 30, 2011, our total mortgage loan servicing portfolio consisted of loans with an aggregate unpaid principal balance ("UPB") of approximately $178.1 billion, including approximately $33.9 billion in aggregate UPB of loans subserviced for others, and the serviced portfolio related to our capitalized servicing portfolio totaled $144.3 billion. The loans underlying our capitalized servicing portfolio are well diversified geographically, with no state representing more than 12% of the UPB of our capitalized servicing portfolio as of September 30, 2011. In addition, 85% of the UPB of our capitalized servicing portfolio as of September 30, 2011 was comprised of loans underlying mortgage-backed securities guaranteed by or otherwise serviced on behalf of Fannie Mae, Freddie Mac and Ginnie Mae. As of September 30, 2011, approximately 79% of the UPB of our capitalized servicing portfolio was originated at FICO scores of 680 or higher, and approximately 52% of the UPB of our capitalized servicing portfolio was originated at FICO scores of 740 or higher. Finally, as of September 30, 2011, 53% of the UPB on our capitalized servicing portfolio was originated since January 1, 2009.

        The table below provides the geographic composition of our capitalized servicing portfolio as of September 30, 2011.

Capitalized Servicing Portfolio by Geography
(In millions)

State	Unpaid Principal Balance(1)	% of Unpaid Principal Balance
California	$17,854	12%
Florida	9,293	6%
New Jersey	8,946	6%
New York	8,444	6%
Texas	6,875	5%
Virginia	6,559	5%
Illinois	5,886	4%
Pennsylvania	5,123	4%
Minnesota	4,812	3%
Georgia	4,427	3%
Others	65,924	46%

Total	$144,143	100%

(1)
Excludes Home Equity Lines of Credit.

        The table below provides the composition of our capitalized servicing portfolio as of September 30, 2011 by FICO score at origination.

Capitalized Servicing Portfolio by FICO at Origination
(In millions)

FICO Score	Unpaid Principal Balance(1)	% of Unpaid Principal Balance
659 or less	$15,775	11%
660-679	8,937	6%
680-699	11,274	8%
700-719	13,311	9%
720-739	14,146	10%
740+	74,825	52%
Unknown	5,875	4%

Total	$144,143	100%

(1)
Excludes Home Equity Lines of Credit.

        The table below provides the composition of our capitalized servicing portfolio as of September 30, 2011 by year of origination.

Capitalized Servicing Portfolio by Year of Origination
(In millions)

Year of Origination	Unpaid Principal Balance(1)	% of Unpaid Principal Balance
2003 and prior	$20,107	14%
2004	8,386	6%
2005	11,161	8%
2006	8,990	6%
2007	11,018	8%
2008	9,161	6%
2009	21,903	15%
2010	33,888	24%
2011	19,529	14%

Total	$144,143	100%

(1)
Excludes Home Equity Lines of Credit.

        The table below provides the composition of our capitalized servicing portfolio as of September 30, 2011 by interest rate and year of origination.

Capitalized Servicing Portfolio Interest Rate by Year of Origination(2)
(In millions)

	Nine Months Ended September 30, 2011
		Year Ended December 31,
									2003 and Prior
Interest Rate(1)		2010	2009	2008	2007	2006	2005	2004
< 4.00	$2,007	$3,245	$2	$160	$438	$376	$306	$122	$143
4.00 - 4.99	13,595	22,453	11,492	224	112	91	127	288	1,246
5.00 - 5.99	2,097	6,781	9,768	3,954	1,151	623	3,472	2,816	7,074
6.00 - 6.99	23	62	307	3,353	5,559	3,561	2,119	1,632	4,143
7.00 +	—	—	12	243	981	1,053	419	217	1,655
Adjustable Rate Mortgage	1,807	1,347	322	1,228	2,776	3,287	4,719	3,310	5,847

Total	$19,529	$33,888	$21,903	$9,161	$11,018	$8,990	$11,161	$8,386	$20,109

(1)
Excludes Home Equity Lines of Credit.

(2)
Totals may not sum due to rounding.

        The table below provides the composition of our capitalized servicing portfolio as of September 30, 2011 by length of delinquency and year of origination.

Capitalized Servicing Portfolio Delinquency by Year of Origination(2)
(In millions)

	Nine Months Ended September 30, 2011
		Year Ended December 31,
									2003 and Prior
Portfolio Delinquency(1)		2010	2009	2008	2007	2006	2005	2004
Current	$19,434	$33,507	$21,363	$8,398	$9,488	$7,465	$9,699	$7,577	$18,574
30 days	75	232	270	259	415	370	392	272	609
60 days	12	49	66	80	133	116	106	63	149
90 days	2	16	19	28	52	53	45	27	47
120 days	2	20	43	116	239	232	200	98	158
Foreclosure/Real Estate Owned	5	63	143	279	691	754	718	350	571

Total	$19,529	$33,888	$21,903	$9,161	$11,018	$8,990	$11,161	$8,386	$20,109

(1)
Excludes Home Equity Lines of Credit.

(2)
Totals may not sum due to rounding.

        Our Mortgage Production and Mortgage Servicing segments are closely linked from an economic perspective and their results of operations are generally inversely related in varying interest rate environments. Since our Mortgage Production segment's results of operations are generally positively impacted when interest rates decline, our Mortgage Production segment's results of operations, over time, may fully or partially offset any decline in fair value of mortgage servicing rights within our Mortgage Servicing segment during such periods. Voluntary prepayments within our servicing portfolio are primarily driven by refinance activity that generally occurs as interest rates decline. Historically, we have been able to generate originations in excess of these voluntary payments and to the extent we are able to continue to do so, we believe we will be able to replenish the incremental servicing value lost due to higher mortgage prepayments in a declining interest rate environment.

        Our Fleet Management Services segment provides commercial fleet management services to corporate clients and government agencies throughout the United States and Canada through our wholly owned subsidiary, PHH Vehicle Management Services Group, LLC, which conducts business primarily in the United States as PHH Vehicle Management Services, LLC d/b/a PHH Arval and in Canada as PHH Vehicle Management Services, Inc. (collectively, our "Fleet Management Services business"). According to the Automotive Fleet 2011 Fact Book, PHH Arval was the third largest provider of U.S. and Canadian fleet management services as of December 31, 2010. As of September 30, 2011, we had more than 270,000 vehicles leased and approximately 295,000 additional vehicles serviced under fuel cards, maintenance cards, accident management services arrangements and/or similar arrangements. Our Fleet Management Services business is a fully integrated provider of fleet management services with a broad range of product offerings including management and leasing of vehicles and other fee-based ancillary services for our clients' vehicle fleets. These ancillary services—such as vehicle maintenance services, fuel card services and accident management services—drive the profitability of this unit. Every vehicle under our management represents an opportunity to cross-sell ancillary services to our customers. Our portfolio of over 560,000 vehicles currently under management and 40,000 to 70,000 new vehicles historically purchased each year we believe creates a significant opportunity for generating fee-based revenue.

        We were incorporated in 1953 as a Maryland corporation. For periods between April 30, 1997 and February 1, 2005, we were a wholly owned subsidiary of Cendant (now known as Avis Budget Group, Inc.) and its predecessors that, amongst other services, provided and serviced mortgage loans for homeowners, facilitated employee relocations and provided vehicle fleet management and fuel card services to commercial clients. On February 1, 2005, we began operating as an independent, publicly traded company pursuant to our spin-off from Cendant (now known as Avis Budget Group, Inc.).

        Our principal offices are located at 3000 Leadenhall Road, Mount Laurel, New Jersey 08054 and our telephone number is (856) 917-1744.

Industry Overview

        We conduct our business in the mortgage services and fleet management industries. Within mortgage services, we participate in two distinct but related sectors: mortgage origination and mortgage servicing.

Mortgage Origination

        The U.S. residential mortgage market consists of a primary mortgage market that links borrowers and lenders and a secondary mortgage market that links lenders and investors. In the primary mortgage market, residential mortgage lenders such as mortgage banking companies, commercial banks, savings institutions, credit unions and other financial institutions originate or provide mortgages to borrowers. Lenders obtain the funds they lend to mortgage borrowers in a variety of ways, including selling mortgages or mortgage-backed securities into the secondary mortgage market. The secondary mortgage market consists of institutions engaged in buying and selling mortgages in the form of whole loans (i.e., mortgages that have not been securitized) and mortgage-backed securities. Government-sponsored entities ("GSEs"), such as Fannie Mae and Freddie Mac, and a government agency, Ginnie Mae, participate in the secondary mortgage market by purchasing mortgage loans and mortgage-backed securities for investment and by issuing guaranteed mortgage-backed securities.

        In October 2011, Fannie Mae's Economics and Mortgage Market Analysis forecasted a decrease in industry loan originations to approximately $1.30 trillion for all of 2011, from an estimate of $1.69 trillion in 2010, a decrease of approximately 23%. The refinance share of industry loan originations for 2011 is projected to be 70%. Total single-family mortgage debt outstanding is expected in the Fannie Mae analysis to decline in 2011, by an additional 2.3% following a 3.2% decline in 2010. The Fannie Mae analysis is also forecasting a 26% decline for 2012 to $958 billion in industry loan originations. See Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Mortgage Production Trends," in our Third Quarter Form 10-Q, which is incorporated by reference herein.

Mortgage Servicing

        According to Inside Mortgage Finance, there were $10.3 trillion in residential mortgage loans outstanding in the United States as of September 30, 2011, and each mortgage loan must be serviced by a loan servicer. Mortgage servicing primarily involves the calculation, collection and remittance of principal and interest payments, the administration of mortgage escrow accounts, the collection of insurance premiums, the administration of foreclosure procedures and the management of real estate owned properties.

        Loan servicers typically earn a servicing fee of between 25 to 50 basis points ("bps") per annum on the unpaid principal balance of loans serviced, as well as associated ancillary fees, such as late fees. Consequently, a loan servicer can create value for both itself and the owner of the mortgage loan by increasing the number of borrowers that remain current in their repayment obligations. Owners may include a lender, investor or, in the case of a securitized pool of mortgages, a residential mortgage-backed securities trust.

Fleet Management

        Fleet Management provides outsourcing solutions to companies that deploy vehicles to sales and service personnel typically assigned to field locations. Since the vehicle needs of these types of organizations generally represent a significant direct cost of their respective operations, companies that turn to vehicle management services solutions seek to balance the need to minimize costs while maintaining or improving the efficiency of the related services being rendered. As demonstrated by our longevity in the industry, the outsourcing of the management of vehicle fleets to third-party providers is a proven outsourcing model.

        Fleet Management Services primarily involve the ordering, leasing and arranging for the delivery of vehicles on behalf of clients, the administration of the title, managing the vehicle registration, insurance and sales and use tax processes, pursuing warranty claims and remarketing used vehicles. Additional value added services include providing vehicle maintenance service cards used to facilitate payment for repairs and the management of maintenance, accident management services, such as immediate assistance, and fuel card services that facilitate the payment, monitoring, and control of fuel purchases.

Competitive Strengths

        We attribute our success to the following competitive strengths:

Significant market share in the markets we serve.

        Our mortgage and fleet businesses benefit from the value added services we deliver to our clients and the substantial cost related barriers which limit new entrants into the markets we serve. We believe that we are the largest outsourcing solution provider of private-label mortgage origination and mortgage servicing for banks and other financial institutions. Our financial services outsourcing client base has the need to provide consumers with mortgage products and, in turn, looks to us to benefit from our expertise, scale, risk management capabilities and award-winning service delivery. As a specialist non-bank mortgage originator and servicer, we do not compete with our bank clients, unlike other mortgage outsourcers that are subsidiaries of large banks. We have long-term contracts with most of our clients and retain mortgage servicing rights for the vast majority of loans we originate, which provides fee-based revenues based upon contractually established rates and generally makes the cost of changing outsource providers very high.

        We are one of the top three providers of fleet management services in the United States and have been providing fleet management services for over fifty years. We believe that we were the first company in the United States to provide fleet management services to the marketplace. The fleet vehicles we manage are often critical to our clients' operations since they typically support sales representatives, service technicians and other key functional points of client contact. Many of our clients have never self-managed their vehicle fleets and we provide services that we believe they could not internalize cost effectively. In our Fleet Management Services segment, we serve nearly one-third of the Fortune® 500, and over 100 of our fleet management client relationships date back 20 years or more.

Sales channels with access to trusted, respected brands.

        Our mortgage business services prominent financial firms, including Merrill Lynch, UBS and Key Bank, as well as recently signed clients, Barclays, Ameriprise and Morgan Stanley Private Bank, enabling us to originate and service mortgages on a private-label basis. We have access to home buyers at the time of home purchase through our exclusive relationship with Realogy's real estate brokerage brands, including Century 21, Coldwell Banker, and ERA. Our corporate relocation channel provides access to the relocation clients of Cartus Corporation, which we believe is America's largest corporate relocation specialist, and an affiliate of Realogy. We leverage these strong brand relationships through a variety of origination sources, including over 55,000 financial advisors, 4,300 bank branches, 750 loan officers, 200,000 real estate agents, and 6,500 real estate offices. We also sell residential mortgage loans that we originate to Fannie Mae and Freddie Mac, and to other investors through mortgage-backed securities guaranteed by Ginnie Mae. In addition, our status as a GSE-approved servicer allows us to service GSE-owned loans on their behalf. During 2010 and the nine months ended September 30, 2011, 95% and 92%, respectively, of our mortgage loans were sold to, or were sold pursuant to programs sponsored by, the GSEs. During 2010 and the nine months ended September 30, 2011, we retained mortgage serving rights on approximately 95% and 94%, respectively, of mortgage loans sold.

        PHH Arval is a recognized leading brand among corporations that require vehicle management services for our target market, which we define to include fleet sizes generally in excess of 75 vehicles. Our account representatives and dedicated consulting group provide customized, fully integrated advice that demonstrate the value added services we can deliver to clients. For instance, in 2009 we identified more than $120 million in potential savings for our clients through consulting engagements, and our used vehicle sales retail consignment program returns an average of $400 to $500 more per vehicle to the client than through traditional remarketing channels.

Capital position, substantial liquidity and access to multiple funding sources.

        We seek to maintain a strong capital position, as well as substantial levels of funding and liquidity through multiple funding sources for our segments. We have access to multiple funding sources, and we believe that we have access to liquidity sources that are sufficient for our businesses. These sources include warehouse lines to finance our Mortgage Production segment, several sources of unsecured debt to fund various unencumbered assets, including the mortgage servicing rights in our Mortgage Servicing segment, and vehicle management asset-backed debt issued through our asset-backed securities ("ABS") to bank conduits or investors in term securities. As of September 30, 2011, we had a total of approximately $3.8 billion of unused capacity under our committed and uncommitted mortgage warehouse facilities and committed off-balance sheet Gestation Facilities (as defined herein) (including $907 million available under committed warehouse facilities, $2.1 billion available under uncommitted warehouse facilities and $777 million available under the Gestation Facilities, however, our $500 million gestation facility with Bank of America, N.A. ("Bank of America") was allowed to expire on October 13, 2011), $46 million available capacity under our committed servicing advance facility with Fannie Mae and $434 million of available capacity under our unsecured credit facilities. As of September 30, 2011, we also had approximately $432 million of available vehicle management asset-backed debt capacity.

        We believe that our relationships with liquidity providers and our continued ability to access sufficient capital during the recent economic downturn demonstrates the quality of our assets and our ability to access capital. Our U.S. (Chesapeake) and Canadian (FLRT) fleet funding structures sold term notes backed by commercial fleet leases of approximately $374 million, $413 million, and $2.2 billion in the nine months ended September 30, 2011, and the years ended December 31, 2010 and 2009, respectively. In addition, our fleet funding structures entered into conduit facilities (including renewals thereof) of approximately $1.5 billion in the nine months ended September 30, 2011, and $1.3 billion in the year ended December 31, 2010. In addition, we issued $250 million of unsecured convertible senior notes in April 2008, $250 million of unsecured convertible senior notes in September 2009 and $350 million of unsecured senior notes in August 2010. See "Description of Other Indebtedness."

Limited credit risk in both mortgage and fleet businesses with high quality underwriting cultures.

        We believe our mortgage business carries lower credit risk than many other mortgage originators and servicers. We do not hold portfolio loans for investment and, compared to many other companies in the industry, have limited legacy exposure to non-conforming mortgage products, and only originate non-conforming products when we have an agreement in place for third parties to retain the product in portfolio or we have a commitment from investors to purchase the closed loan. As of September 30, 2011, 91% of our mortgage loan portfolio held for sale consisted of GSE-conforming first mortgages. Our underwriting standards mitigate some of the potential for credit losses that arises from the impact of delinquencies on mortgage servicing cash flows, foreclosure-related charges from representations and warranties to investors for loans we originate, and reinsurance-related charges. Our servicing portfolio delinquency performance continues to be favorable to the industry and we believe delinquency trends have begun to stabilize.

        Our Fleet Management Services segment also represents a well diversified portfolio of corporate lessees with limited residual and charge-off risk, which provides a partial hedge to the volatility associated with mortgage markets. As of September 30, 2011, 96% of our fleet leases were open-end leases, under which gains or losses from the net proceeds from the sale of the leased vehicle versus the vehicle's book value are the responsibility of the lessee. Our fleet portfolio represents secured lending to a number of Fortune® 500 companies that we have underwritten to the standards of a credit lender and not a collateral lender. As of September 30, 2011, more than 50% of our net investment in fleet leases was comprised of leases to investment grade lessees. Charge-offs in our Fleet Management Services segment have averaged less than 3 bps annually over the last 10 years and since 1999 we have experienced a recovery rate of approximately 95% on leases with companies that entered into bankruptcy.

Strong technology platform.

        We believe we have developed a strong technology infrastructure in all of our segments. For instance, our private-label mortgage origination platform offers inbound teleservices technology that manages calls and capacity in an effort to ensure customers receive high quality customer service, branded with our clients' names seamlessly through customer interactions. Our complementary web-based origination platform for financial institution client loan officers enables their employees to submit applications and track the progress of their customers' loans from start to finish, thereby reducing response time for approvals, boosting productivity, improving communication, accuracy, and service levels, and automating workflows.

        Our Fleet Management Services segment benefits from what we believe to be one of the largest data repositories in the industry, enabling clients to download customized reports to better monitor and manage their corporate fleets with real-time access to fleet management data and dashboard reporting. Additional technology-enabled tools and services have enabled us to increase our revenues from ancillary fee-based services over time.

Experienced management team with deep industry experience.

        Our management team is comprised of experienced mortgage and fleet management executives that have many years of experience in their respective industries and navigated successfully through multiple business cycles. Our President and Chief Executive Officer, Jerome J. Selitto, benefits from nearly forty years of experience in the mortgage industry and in the capital markets, as well as a long and successful track record of building companies in key sectors of the home lending market. Glen Messina, our Chief Operating Officer, brings to the Company more than twenty five years of management and financial leadership experience, including in mortgage and equipment leasing at General Electric Company, where he most recently served as Chief Executive Officer of GE Chemical and Monitoring Solutions. Luke Hayden, our Executive Vice President, Mortgage, has had a thirty-year career in mortgage banking, including thirteen years at JP Morgan Chase Corporation, where he was Executive Vice President of Consumer Market Risk Management responsible for Chase Home Finance's mortgage portfolio and capital markets activities. George J. Kilroy, our Executive Vice President, Fleet, has over thirty years of experience working within our fleet management business and he has been responsible for the management of PHH Arval since March 2001.

 Our Strategy

        Our primary goal is to be the outsource provider of choice in all of our segments in order to drive revenue growth and margin. Key components of our strategy include the following:

Grow Market Share in our Mortgage Business by Taking Advantage of Evolving Market and Improving Existing Relationships.

        We believe we are well positioned to benefit from the dislocations in the financial markets that have resulted in consolidation and more limited access to funding in the mortgage industry.

        The country's money center banks—particularly entities affiliated with Wells Fargo, Bank of America, and JPMorgan Chase—have increased their domination of the mortgage origination market during the recent economic downturn, with their collective market share of new originations increasing to 54.9% during 2010, from 53.7% in 2009, and from 40.9% in 2008 before consolidation accelerated. Traditional non-bank mortgage aggregators have pulled back amidst the turmoil and tightening of the industry's underwriting standards. We believe that the increased consolidation in the industry and the need to invest in technology in order to reduce operating costs while maintaining compliance in an increasingly complex regulatory environment may make it difficult for many smaller and mid-sized financial institutions to compete in the mortgage industry. The confluence of these factors has increased the market opportunity for our private-label and wholesale correspondent mortgage origination channels. We are executing a specific plan to deepen existing client relationships, cultivate new private-label clients, and increase penetration into our existing wholesale correspondent network. Through these initiatives, we increased our origination market share from approximately 2.1% in 2009 to 3.1% in 2010 and 3.9% in the nine months ended September 30, 2011.

        We believe that our Mortgage Production segment enhances the stability of our revenue stream by providing us with a natural offset against fluctuations in prevailing interest rates that affect the value of our servicing portfolio over time, and provides organic replacement of servicing run-off.

Grow Our Contractual Fee-Based Revenues.

        Our Mortgage Servicing segment and our Fleet Management Services segment benefit from recurring, contractually established servicing fees.

        We intend to use our leading mortgage servicing platform to grow our mortgage servicing portfolio. We believe that we will continue to benefit from our strong relationships with our financial institutions clients and the GSEs. Our Mortgage Production segment provides a discernible pipeline of future servicing. In addition, we believe that opportunities for growth in mortgage subservicing will occur as subscale community banks choose to exit or outsource their servicing activities and exit the mortgage servicing business.

        Our Fleet Management Services segment generates various fees from services beyond the base lease product—such as fuel, maintenance, and accident management services—that are generated by both recurring monthly access charges and/or transactional activity. We believe that our integrated service offering differentiates us from certain of our competitors, drives customer retention, and provides opportunities for incremental margin from our existing customer base. Client satisfaction stood at 84% and driver satisfaction at 92% for our services, according to our 2009 Client and Driver Survey.

        In addition, we intend to continue to invest our capital in both our Fleet and Mortgage businesses. These investments may include material strategic acquisitions, joint ventures or other strategic investments.

THE OFFERING

        We provide the following summary solely for your convenience. This summary is not a complete description of the additional notes. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the additional notes, see the section entitled "Description of Notes" in this prospectus. With respect to the discussion of the terms of the additional notes on the cover page, in this section and in the section entitled "Description of Notes," the words "PHH," "we," "our," "us" and the "Company" refer only to PHH Corporation and not to any of its subsidiaries.

Issuer	PHH Corporation
Securities offered
$ aggregate principal amount of our 9 1/4% Senior Notes due 2016. The additional notes are being offered as additional notes under an indenture (as supplemented, the "Indenture") pursuant to which we issued $350,000,000 aggregate principal amount of our 9 1/4% Notes due 2016 on August 11, 2010. The additional notes and those previously issued initial notes will be treated as a single series of debt securities under the Indenture.
Maturity	The additional notes will mature on March 1, 2016.
Interest rate
The additional notes will bear interest at the rate of 9.25% per year, payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2012. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.
Interest payment dates	Each March 1 and September 1, beginning on March 1, 2012. Interest will accrue from September 1, 2011.
Ranking
The additional notes will be our unsecured unsubordinated obligations and will rank equally in right of payment to all our existing and future unsecured and unsubordinated indebtedness. Initially, the additional notes will not be guaranteed by any of our subsidiaries. The additional notes will be effectively subordinated to all our secured obligations to the extent of the value of the collateral securing such indebtedness and structurally subordinated to any existing and future obligations of our subsidiaries that do not guarantee the additional notes. Any future guarantees of the additional notes that are issued as described herein will be unsecured unsubordinated obligations of the respective subsidiary guarantors and will rank equally in right of payment with such subsidiary guarantor's other unsecured and unsubordinated indebtedness.

As of September 30, 2011, after giving pro forma effect to the offering of the additional notes and the use of proceeds, including the repayment at or prior to maturity of all our outstanding 4.00% Convertible Senior Notes due April 15, 2012 (the "2012 Convertible Notes") and borrowings under our Amended and Restated Competitive Advance and Revolving Agreement, dated January 6, 2006, among the parties hereinafter described (as amended, the "Amended Credit Facility"), in connection with such repayment, the aggregate amount of outstanding unsecured unsubordinated indebtedness to which the additional notes will rank equally was approximately $ . As of September 30, 2011, PHH had no secured indebtedness but its subsidiaries had approximately $6.6 billion of liabilities to which the additional notes would have been structurally subordinated.
Certain covenants	The Indenture pursuant to which the additional notes will be issued contains covenants that, among other things:
• require us to maintain a debt to tangible equity ratio not greater than 8.5 to 1;
• limit our ability to pay dividends and make distributions on account of our capital stock;
• limit our ability to create liens on assets;
• limit our ability to incur subsidiary debt; and
• restrict our ability to consolidate, merge or sell our assets.

These covenants are subject to significant exceptions as discussed in this prospectus under the caption "Description of Notes—Covenants." In addition, if and for so long as the notes have an investment grade rating from any two of Standard & Poor's, a division of The McGraw-Hill Companies, Inc., Moody's Investors Service, Inc. and Fitch, Inc. and no default has occurred and is continuing under the Indenture, we will not be subject to certain of the covenants listed above. For more details, see "Description of Notes."
Optional redemption
The notes may be redeemed at any time and from time to time, in whole or in part, at our option, at a "make-whole" redemption price, as described in this prospectus under the caption "Description of Notes—Optional Redemption."
Change of control offer	If a change of control occurs, we must give holders the opportunity to sell their notes to us at 101% of their principal amount plus accrued and unpaid interest.

We might not have sufficient funds to pay the required price for notes presented to us at the time of a change of control. Our Amended Credit Facility provides that the occurrence of certain change of control events with respect to us would constitute a default thereunder. In the event a change of control occurs, we could seek the consent of the lenders under our Amended Credit Facility to the change of control or could attempt to refinance our Amended Credit Facility, but there is no guarantee that such efforts would be successful. Additionally, our convertible notes require us to offer to repurchase such notes upon certain change of control events. See "Description of Notes—Covenants—Repurchase of Notes Upon a Change of Control."
Governing law	The Indenture and the additional notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Use of proceeds
We estimate the net proceeds from the issuance and sale of the additional notes offered hereby, after deducting the underwriting discount and estimated offering expenses, will be approximately $ million. We intend to use the net proceeds from this offering, along with cash on hand and borrowings under our Amended Credit Facility, to repay at or prior to maturity the outstanding aggregate principal amount of our 2012 Convertible Notes. As of September 30, 2011, there was $250.0 million aggregate principal amount of our 2012 Convertible Notes outstanding. Pending such use, the proceeds may be used to temporarily repay outstanding borrowings under our Amended Credit Facility, originate mortgage loans or may be invested temporarily in short-term interest-bearing investment funds or similar assets. Affiliates of each of the underwriters are lenders under our Amended Credit Facility and in the event net proceeds from this offering are used to temporarily repay the Amended Credit Facility, the underwriters may receive their proportionate share of the amount temporarily being repaid. See "Use of Proceeds."
United States federal income tax considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the additional notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "Material U.S. Federal Income Tax Considerations For Non-U.S. Holders."
Trustee, Registrar and Paying Agent	The Bank of New York Mellon Trust Company, N.A.
Risk Factors
Investing in the additional notes involves substantial risk. Please read "Risk Factors" beginning on page 17 of this prospectus for a discussion of certain factors you should consider in evaluating an investment in the notes.

SUMMARY HISTORICAL FINANCIAL DATA

        The following tables summarize historical consolidated financial information for our business. You should read these tables along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our 2010 Form 10-K and 2011 Third Quarter Form 10-Q, "Business" included in our 2010 Form 10-K and our Consolidated Financial Statements and the related notes included in our 2010 Form 10-K and 2011 Third Quarter Form 10-Q, which are incorporated by reference herein.

        Our summary historical consolidated financial information set forth below is derived from our audited Consolidated Financial Statements for the periods indicated, except that the data for the nine months ended and as of September 30, 2011 and 2010 is derived from our unaudited Condensed Consolidated Financial Statements. The summary historical financial information for the twelve months ended September 30, 2011 has been prepared by combining the information for the year ended December 31, 2010 with the information for the nine months ended September 30, 2011 and subtracting the information for the nine months ended September 30, 2010. The unaudited historical consolidated financial statements for the nine months ended and as of September 30, 2011 and 2010 reflect all adjustments, consisting only of normal, recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position and the results of operations for the periods presented. Because of the inherent uncertainties of our business, the historical financial information for such periods may not be indicative of our future results of operations, financial position or cash flows.

	Twelve Months Ended September 30, 2011	Nine Months Ended September 30,
				Year Ended December 31,
		2011	2010	2010	2009	2008
	(In millions)
Mortgage Production Segment:
Net revenues	$868	$647	$690	$911	$880	$462
Total expenses	640	458	433	615	554	579

Income (loss) before income taxes	228	189	257	296	326	(117)
Less: net income (loss) attributable to noncontrolling interest	23	17	22	28	20	(27)

Mortgage Production segment profit (loss)	$205	$172	$235	$268	$306	$(90)

Mortgage Servicing Segment:
Net revenues(1)	$(14)	$(313)	$(362)	$(63)	$82	$(276)
Total expenses	202	154	130	178	167	154

Mortgage Servicing segment loss	$(216)	$(467)	$(492)	$(241)	$(85)	$(430)

Fleet Management Services Segments:
Net revenues	$1,632	$1,233	$1,194	$1,593	$1,649	$1,827
Total expenses	1,551	1,177	1,156	1,530	1,595	1,765

Fleet Management Services segment profit	$81	$56	$38	$63	$54	$62

	Twelve Months Ended September 30, 2011	Nine Months Ended September 30,
				Year Ended December 31,
		2011	2010	2010	2009	2008
	(In millions, except per share data)
Other:
Net revenues	$(3)	$(2)	$(2)	$(3)	$(5)	$43
Total expenses	—	(1)	(1)	—	10	1

Other segment (loss) profit	$(3)	$(1)	$(1)	$(3)	$(15)	$42

Consolidated PHH Corporation:
Net revenues	$2,483	$1,565	$1,520	$2,438	$2,606	$2,056
Total expenses	2,393	1,788	1,718	2,323	2,326	2,499

Income (loss) before income taxes(2)	90	(223)	(198)	115	280	(443)
Income tax expense (benefit)	26	(100)	(87)	39	107	(162)

Net income (loss)	64	(123)	(111)	76	173	(281)
Less: net income (loss) attributable to noncontrolling interest	23	17	22	28	20	(27)

Net income (loss) attributable to PHH Corporation	$41	$(140)	$(133)	$48	$153	$(254)

Basic (loss) earnings per share attributable to PHH Corporation		$(2.48)	$(2.39)	$0.87	$2.80	$(4.68)

Diluted (loss) earnings per share attributable to PHH Corporation		$(2.48)	$(2.39)	$0.86	$2.77	$(4.68)

	As of September 30,		As of December 31,
	2011	2010	2010	2009	2008
	(In millions)
Selected Balance Sheet and Other Data:
Ending total loan servicing portfolio	$178,129	$159,411	$166,075	$151,481	$149,750
Mortgage loans held for sale	2,699	2,703	4,329	1,218	1,006
Mortgage servicing rights	1,198	1,083	1,442	1,413	1,282
Total assets	9,335	9,462	11,270	8,123	8,273
Total debt	6,561	6,579	8,085	5,160	5,764
Total PHH Corporation stockholder's equity	1,427	1,376	1,564	1,492	1,266

(1)
Includes the following valuation adjustments related to mortgage servicing rights:

	Twelve Months Ended September 30, 2011	Nine Months Ended September 30,
				Year Ended December 31,
		2011	2010	2010	2009	2008
	(In millions)
Change in fair value of mortgage servicing rights	$(402)	$(601)	$(626)	$(427)	$(280)	$(554)
Net derivative gain (loss) gain related to mortgage servicing rights	1	1	—	—	—	(179)

Valuation adjustments related to mortgage servicing rights, net	$(401)	$(600)	$(626)	$(427)	$(280)	$(733)

    We are susceptible to significant fluctuations in the fair value of our mortgage servicing rights, as interest rates change. The recent decline in interest rates has adversely affected the valuation of our mortgage servicing rights. See the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations—Sensitivity Analysis" in our 2010 Form 10-K and our 2011 Third Quarter Form 10-Q, each of which is incorporated by reference into this prospectus.

(2)
Income (loss) before income taxes for the nine months ended September 30, 2011 included $68 million of income related to the sale of a 50.1% equity interest in our appraisal services business, Speedy Title and Appraisal Review Services. Income (loss) before income taxes for the year ended December 31, 2008 included $42 million of income related to the terminated merger agreement with General Electric Capital Corporation and a $61 million non-cash charge for goodwill impairment.

RISK FACTORS

        Any investment in the additional notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus, including the information incorporated by reference herein, before deciding whether to purchase any additional notes. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition and results of operations would suffer. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See the section entitled "Cautionary Note Regarding Forward-Looking Statements" included elsewhere in this prospectus. Capitalized terms used but not defined herein shall have the meanings given to such terms in our 2010 Form 10-K, which is incorporated by reference herein.

Risks Related to Our Business

The businesses in which we engage are complex and heavily regulated, and changes in the regulatory environment affecting our businesses could have a material adverse effect on our business, financial position, results of operations or cash flows.

        Our Mortgage Production and Mortgage Servicing segments are subject to numerous federal, state and local laws and regulations and may be subject to various judicial and administrative decisions imposing various requirements and restrictions on our business. These laws, regulations and judicial and administrative decisions to which our Mortgage Production and Mortgage Servicing segments are subject include those pertaining to: real estate settlement procedures; fair lending; fair credit reporting; truth in lending; compliance with net worth and financial statement delivery requirements; compliance with federal and state disclosure and licensing requirements; the establishment of maximum interest rates, finance charges and other charges; secured transactions; collection, foreclosure, repossession and claims-handling procedures; other trade practices and privacy regulations providing for the use and safeguarding of non-public personal financial information of borrowers and guidance on non-traditional mortgage loans issued by the federal financial regulatory agencies. By agreement with our private-label clients, we are required to comply with additional requirements that our clients may be subject to through their regulators.

        During the third quarter of 2010, several of our mortgage servicing competitors announced the suspension of foreclosure proceedings in various judicial foreclosure states due to concerns associated with the preparation and execution of affidavits used in connection with foreclosure proceedings in such states. Due in part to these announcements, we have received inquiries from regulators and attorneys general of certain states requesting information as to our foreclosure processes and procedures. Additionally, various inquiries and investigations of, and legal proceedings against, certain of our competitors have been initiated by attorneys general of certain states and the U.S. Department of Justice, and certain title insurance companies have announced that they will suspend issuing title insurance policies on properties that have been foreclosed upon by such firms. Further, some local and state governmental authorities have taken, and others are contemplating taking, regulatory action to require increased loss mitigation outreach for borrowers, including the imposition of waiting periods prior to the filing of notices of default and the completion of foreclosure sales and, in some cases, moratoriums on foreclosures altogether.

        While we are continuing to monitor these developments, these developments could result in new legislation and regulations that could materially and adversely affect the manner in which we conduct our mortgage servicing business, heightened federal or state regulation and oversight of our mortgage servicing activities, increased costs and potential litigation associated with our mortgage servicing business and foreclosure related activities, and a temporary decline in home purchase loan originations in our mortgage production business due to the heightened number of distressed property sales that have recently characterized existing home sales. Such regulatory changes in the foreclosure process or delays in completing foreclosures could increase mortgage servicing costs and could reduce the ultimate proceeds received on the resale of foreclosed properties if real estate values continue to decline. In such event, these changes would also have a negative impact on our liquidity as we may be required to repurchase loans without the ability to sell the underlying property on a timely basis.

        Additionally, on July 21, 2010 the Dodd-Frank Act was signed into law for the express purpose of further regulating the financial services industry, including mortgage origination, sales, and securitization. Certain provisions of the Dodd-Frank Act may impact the operation and practices of Fannie Mae and Freddie Mac and require sponsors of securitizations to retain a portion of the economic interest in the credit risk associated with the assets securitized by them. Federal regulators have been authorized to provide exceptions to the risk retention requirements for certain "qualified mortgages" and mortgages meeting certain underwriting standards prescribed in such regulations. It is unclear whether future regulations related to the definition of "qualified mortgages" will include the types of conforming mortgage loans we typically sell into GSE-sponsored mortgage-backed securities. If the mortgage loans we typically sell into GSE-sponsored mortgage-backed securities do not meet the definition of a "qualified mortgage," then the GSEs may be required to retain a portion of the risk of assets they securitize, which may in turn substantially reduce or eliminate the GSEs' ability to issue mortgage-backed securities. Substantial reduction in, or the elimination of, GSE demand for the mortgage loans we originate would have a material adverse effect on our business, financial condition, results of operations and cash flows since we sell substantially all of our loans pursuant to GSE sponsored programs. It is also unclear what effect future laws or regulations may have on the ability of the GSEs to issue mortgage-backed securities and it is not currently possible to determine what changes, if any, Congress may make to the structure of the GSEs.

        The Dodd-Frank Act also establishes an independent federal bureau of consumer financial protection to enforce laws involving consumer financial products and services, including mortgage finance. The bureau is empowered with examination and enforcement authority. The Dodd-Frank Act also establishes new standards and practices for mortgage originators, including determining a prospective borrower's ability to repay their mortgage, removing incentives for higher cost mortgages, prohibiting prepayment penalties for non-qualified mortgages, prohibiting mandatory arbitration clauses, requiring additional disclosures to potential borrowers and restricting the fees that mortgage originators may collect. In addition, our ability to enter into future asset-backed securities transactions may be impacted by the Dodd-Frank Act and other proposed reforms related thereto, the effect of which on the asset-backed securities market is currently uncertain. While we are continuing to evaluate all aspects of the Dodd-Frank Act, such legislation and regulations promulgated pursuant to such legislation could materially and adversely affect the manner in which we conduct our businesses, result in heightened federal regulation and oversight of our business activities, and result in increased costs and potential litigation associated with our business activities.

        Our failure to comply with the laws, rules or regulations to which we are subject, whether actual or alleged, would expose us to fines, penalties or potential litigation liabilities, including costs, settlements and judgments, any of which could have a material adverse effect on our business, financial position, results of operations or cash flows.

The industries in which we operate are highly competitive and, if we fail to meet the competitive challenges in our industries, it would have a material adverse effect on our business, financial position, results of operations or cash flows.

        We operate in highly competitive industries that could become even more competitive as a result of economic, legislative, regulatory or technological changes. Competition for mortgage loan originations comes primarily from commercial banks and savings institutions. Many of our competitors for mortgage loan originations that are commercial banks or savings institutions typically have access to greater financial resources, have lower funding costs, are less reliant than we are on the sale of mortgage loans into the secondary markets to maintain their liquidity, and may be able to participate in government programs that we are unable to participate in because we are not a state or federally chartered depository institution, all of which places us at a competitive disadvantage. The advantages of our largest competitors include, but are not limited to, their ability to hold new mortgage loan originations in an investment portfolio and their access to lower rate bank deposits as a source of liquidity. Additionally, more restrictive loan underwriting standards and the widespread elimination of Alt-A and subprime mortgage products throughout the industry have resulted in a more homogenous product offering, which has increased competition across the industry for mortgage originations.

        The fleet management industry in which we operate is also highly competitive. We compete against national competitors, such as GE Commercial Finance Fleet Services, Wheels, Inc., Automotive Resources International, Lease Plan International and other local and regional competitors, including numerous competitors who focus on one or two products. Growth in our Fleet Management Services segment is driven principally by increased market share in fleets greater than 75 units and increased fee-based services. Competitive pressures in the Fleet Management industry resulting in a decrease in our market share or lower prices would adversely affect our revenues and results of operations.

We are substantially dependent upon our secured and unsecured funding arrangements. If any of our funding arrangements are terminated, not renewed or otherwise become unavailable to us, we may be unable to find replacement financing on economically viable terms, if at all, which would have a material adverse effect on our business, financial position, results of operations and cash flows.

        We are substantially dependent upon various sources of funding, including unsecured credit facilities and other unsecured debt, as well as secured funding arrangements, including asset-backed securities, mortgage warehouse facilities and other secured credit facilities to fund mortgage loans and vehicle acquisitions, a significant portion of which is short-term in nature. Our access to both the secured and unsecured credit markets is subject to prevailing market conditions. Renewal of our existing series of, or the issuance of new series of, vehicle lease asset-backed notes on terms acceptable to us or our ability to enter into alternative vehicle management asset-backed debt arrangements could be adversely affected in the event of: (i) the deterioration in the quality of the assets underlying the asset-backed debt arrangement; (ii) increased costs associated with accessing or our inability to access the asset-backed debt market; (iii) termination of our role as servicer of the underlying lease assets in the event that we default in the performance of our servicing obligations or we declare bankruptcy or become insolvent or (iv) our failure to maintain a sufficient level of eligible assets or credit enhancements, including collateral intended to provide for any differential between variable-rate lease revenues and the underlying variable-rate debt costs. In addition, our access to and our ability to renew our existing mortgage asset-backed debt could suffer in the event of: (i) the deterioration in the performance of the mortgage loans underlying the asset-backed debt arrangement; (ii) our failure to maintain sufficient levels of eligible assets or credit enhancements; (iii) increased costs associated with accessing or our inability to access the mortgage asset-backed debt market; (iv) our inability to access the secondary market for mortgage loans or (v) termination of our role as servicer of the underlying mortgage assets in the event that (a) we default in the performance of our servicing obligations or (b) we declare bankruptcy or become insolvent.

        Certain of our debt arrangements require us to comply with certain financial covenants and other affirmative and restrictive covenants, including requirements to post additional collateral or to fund assets that become ineligible under our secured funding arrangements. An uncured default of one or more of these covenants would result in a cross-default between and amongst our various debt arrangements. Consequently, an uncured default under any of our debt arrangements that is not waived by our lenders and that results in an acceleration of amounts payable to our lenders or the termination of credit facilities would materially and adversely impact our liquidity, could force us to sell assets at below market prices to repay our indebtedness, and could force us to seek relief under the U.S. Bankruptcy Code, all of which would have a material adverse effect on our business, financial position, results of operations and cash flows. See "Description of Other Indebtedness" elsewhere in this prospectus and Notes 7 and 11 "Debt Borrowing Arrangements" in the Notes to Consolidated Financial Statements in our Third Quarter Form 10-Q and 2010 Form 10-K, respectively, each of which is incorporated by reference herein for additional information regarding our debt arrangements and related financial covenants and other affirmative and restrictive covenants.

        If any of our credit facilities are terminated, including as a result of our breach, or are not renewed or if conditions in the credit markets worsen dramatically and it is not possible or economical for us to complete the sale or securitization of our originated mortgage loans or vehicle leases, we may be unable to find replacement financing on commercially favorable terms, if at all, which could prevent us from originating new mortgage loans or vehicle leases, reduce our revenues attributable to such activities, or require us to sell assets at below market prices, all of which would have a material adverse effect on our overall business and consolidated financial position, results of operations and cash flows.

Adverse developments in the secondary mortgage market have had, and in the future could have, a material adverse effect on our business, financial position, results of operations and cash flows.

        We historically have relied on selling or securitizing our mortgage loans into the secondary market in order to generate liquidity to fund maturities of our indebtedness, the origination and warehousing of mortgage loans, the retention of mortgage servicing rights and for general working capital purposes. We bear the risk of being unable to sell or securitize our mortgage loans at advantageous times and prices or in a timely manner. Demand in the secondary market and our ability to complete the sale or securitization of our mortgage loans depends on a number of factors, many of which are beyond our control, including general economic conditions, general conditions in the banking system, the willingness of lenders to provide funding for mortgage loans, the willingness of investors to purchase mortgage loans and mortgage-backed securities and changes in regulatory requirements. If it is not possible or economical for us to complete the sale or securitization of certain of our mortgage loans held for sale, we may lack liquidity under our mortgage financing facilities to continue to fund such mortgage loans and our revenues and margins on new loan originations would be materially and negatively impacted, which would materially and negatively impact our Net revenues and Segment profit (loss) of our Mortgage Production segment and also have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows. The severity of the impact would be most significant to the extent we were unable to sell conforming mortgage loans to the GSEs or securitize such loans pursuant to GSE sponsored programs.

Our senior unsecured long-term debt ratings are below investment grade and, as a result, we may be limited in our ability to obtain or renew financing on economically viable terms or at all.

        Our senior unsecured long-term debt ratings are below investment grade due, in part, to substantial losses incurred in 2008 and high volatility in our earnings, our reliance on short-term secured funding arrangements to finance a substantial portion of our assets, our limited ability to access the credit markets during the height of the recent global credit crisis, and broader economic trends. As a result of our senior unsecured long-term debt credit ratings being below investment grade, our access to the public debt markets may be severely limited in comparison to the ability of investment grade issuers to access such markets. We may be required to rely on alternative financing, such as bank lines and private debt placements and pledge otherwise unencumbered assets. There can be no assurances that we would be able to find such alternative financing on terms acceptable to us, if at all. Furthermore, we may be unable to renew all of our existing bank credit commitments beyond the then-existing maturity dates. As a consequence, our cost of financing could rise significantly, thereby negatively impacting our ability to finance our mortgage loans held for sale, mortgage servicing rights and net investment in fleet leases. Any of the foregoing would have a material adverse effect on our business, financial position, results of operations and cash flows.

        There can be no assurances that our credit rating by the primary ratings agencies reflects all of the risks of an investment in our debt securities. Our credit ratings are an assessment by the rating agency of our ability to pay our obligations. Actual or anticipated changes in our credit ratings will generally affect the market value of our debt securities. Our credit ratings, however, may not reflect the potential impact of risks related to market conditions generally or other factors on the market value of, or trading market for, our debt securities.

We are highly dependent upon programs administered by Fannie Mae, Freddie Mac and Ginnie Mae. Changes in existing U.S. government-sponsored mortgage programs or servicing eligibility standards could materially and adversely affect our business, financial position, results of operations or cash flows.

        Our ability to generate revenues through mortgage loan sales to institutional investors in the form of mortgage-backed securities depends to a significant degree on programs administered by Fannie Mae, Freddie Mac, Ginnie Mae and others that facilitate the issuance of mortgage-backed securities in the secondary market. These entities play a powerful role in the residential mortgage industry, and we have significant business relationships with them. Our status as a Fannie Mae, Freddie Mac and Ginnie Mae approved seller/servicer is subject to compliance with each entity's respective selling and servicing guides.

        During 2010 and the nine months ended September 30, 2011, 95% and 92%, respectively, of our mortgage loan sales were sold to, or were sold pursuant to programs sponsored by, Fannie Mae, Freddie Mac or Ginnie Mae. We also derive other material financial benefits from our relationships with Fannie Mae, Freddie Mac and Ginnie Mae, including the assumption of credit risk by these entities on loans included in mortgage-backed securities in exchange for our payment of guarantee fees, the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures and the use of mortgage warehouse facilities with Fannie Mae pursuant to which, as of September 30, 2011, we had total capacity of $3 billion, made up of $1 billion of committed and $2 billion uncommitted capacity. Any discontinuation of, or significant reduction or material change in, the operation of these entities or any significant adverse change in the level of activity in the secondary mortgage market or the underwriting criteria of these entities would likely prevent us from originating and selling most, if not all, of our mortgage loan originations, and the discontinuation or material decrease in the availability of, or our capacity under, our uncommitted mortgage warehouse facilities with Fannie Mae, could materially and adversely affect our ability to originate mortgage loans.

        In addition, we service loans on behalf of Fannie Mae and Freddie Mac, as well as loans that have been securitized pursuant to securitization programs sponsored by Fannie Mae, Freddie Mac and Ginnie Mae in connection with the issuance of agency guaranteed mortgage-backed securities and a majority of our mortgage servicing rights relate to these servicing activities. These entities establish the base service fee to compensate us for servicing loans. In January 2011, the Federal Housing Finance Agency directed Fannie Mae and Freddie Mac to develop a joint initiative to consider alternatives for future mortgage servicing structures and compensation. Under this proposal, the GSEs are considering potential structures in which the minimum service fee would be reduced or eliminated altogether. The GSEs are also considering different pricing options for non-performing loans to better align servicer incentives with MBS investors and provide the loan guarantor the ability to transfer non-performing servicing. These proposals, if adopted, could cause significant changes that impact the entire mortgage industry. The lower capital requirements could increase competition by lowering barriers to entry on mortgage originations and could increase the concentration of performing loans with larger servicers that have a cost-advantage through economies of scale that would no longer be limited by capital constraints.

        In February 2011, the Obama administration issued a report to Congress, outlining various options for long-term reform of Fannie Mae and Freddie Mac. These options involve reducing the role of Fannie Mae and Freddie Mac in the mortgage market and to ultimately wind down both institutions such that the private sector provides the majority of mortgage credit. The report states that any potential reform efforts will make credit less easily available and that any such changes should occur at a measured pace that supports the nation's economic recovery. Any of these options are likely to result in higher mortgage rates in the future, which could have a negative impact on our Mortgage production business. Additionally, it is unclear what impact these changes will have on the secondary mortgage markets, mortgage-backed securities pricing, and competition in the industry.

        The potential changes to the government-sponsored mortgage programs, and related servicing compensation structures, could require us to fundamentally change our business model in order to effectively compete in the market. Our inability to make the necessary changes to respond to these changing market conditions or loss of our approved seller/servicer status with any of these entities, would have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows

Continued or worsening conditions in the real estate market have adversely impacted, and in the future could continue to adversely impact, our business, financial position, results of operations or cash flows.

        Adverse economic conditions in the United States have resulted, and could continue to result, in increased mortgage loan payment delinquencies, home price depreciation and a lower volume of home sales. These trends have negatively impacted and may continue to negatively impact our Mortgage Production and Mortgage Servicing segments through increased loss severities in connection with loan repurchase and indemnification claims due to declining home prices, increased mortgage reinsurance losses due to increased delinquencies and loss severities, and lower home purchase mortgage originations. However, we have experienced a relatively smaller impact from these trends than many of our current and former competitors because we generally sell substantially all of the mortgage loans we originate shortly after origination, we do not generally maintain credit risk on the loans we originate or maintain a loan investment portfolio, substantially all of our mortgage loan originations are prime mortgages rather than Alt-A or subprime mortgages, and our mortgage loan servicing portfolio has experienced a lower rate of payment delinquencies than that of many of our competitors. Nevertheless, these trends have resulted in an increase in the incidence of loan repurchase and indemnification claims and associated losses, as well as an increase in mortgage reinsurance losses, resulting in an increase in our reserves for loan repurchase and indemnification losses and mortgage reinsurance losses. Continuation of these trends could have a material adverse effect on our business, financial position, results of operations and cash flows.

Our Mortgage Production segment is substantially dependent upon our relationships with Realogy, Merrill Lynch and Charles Schwab, and the termination or non-renewal of our contractual agreements with these clients would materially and adversely impact our mortgage loan originations and resulting Net revenues and Segment profit (loss) of our Mortgage Production segment and this would have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows.

        We have relationships with several clients that represent a significant portion of our revenues and mortgage loan originations for our Mortgage Production segment. In particular, Realogy, Merrill Lynch and Charles Schwab represented approximately 27%, 15% and 11%, respectively, of our mortgage loan originations for the year ended December 31, 2010. The loss of any one of these clients, whether due to insolvency, their unwillingness or inability to perform their obligations under their respective contractual relationships with us, or if we are not able to renew on commercially reasonable terms any of their respective contractual relationships with us, would materially and adversely impact our mortgage loan originations and resulting Net revenues and Segment profit (loss) of our Mortgage

Production segment and this would also have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows.

        In the third quarter of 2011, we were unable to reach an agreement to renew our existing relationship with Charles Schwab, which represented 9% of our mortgage loan originations for the nine months ended September 30, 2011, as well as approximately $9 billion of subserviced loans as of September 30, 2011. See Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview—Executive Summary" in our Third Quarter Form 10-Q, which is incorporated by reference herein.

The termination of our status as the exclusive recommended provider of mortgage products and services promoted by Realogy's affiliates, would have a material adverse effect on our business, financial position, results of operations or cash flows.

        We are party to a strategic relationship agreement dated as of January 31, 2005 between PHH Mortgage, PHH Home Loans, PHH Broker Partner, Realogy Services Venture Partner, Inc. and Cendant Corporation (now known as Avis Budget Group, Inc.). Under the Strategic Relationship Agreement we are the exclusive recommended provider of mortgage loans to the independent sales associates affiliated with the real estate brokerage business owned and operated by Realogy's affiliates and certain customers of Realogy. The marketing agreement entered into between Coldwell Banker Real Estate Corporation, Century 21 Real Estate LLC, ERA Franchise Systems, Inc., Sotheby's International Affiliates, Inc. and PHH Mortgage Corporation similarly provides that we are the exclusive recommended provider of mortgage loans and related products to the independent sales associates of Realogy's real estate brokerage franchisees, which include Coldwell Banker Real Estate Corporation, Century 21 Real Estate LLC, ERA Franchise Systems, Inc. and Sotheby's International Affiliates, Inc.

        In addition, the Strategic Relationship Agreement provides that Realogy has the right to terminate the covenant requiring it to exclusively recommend us as the provider of mortgage loans to the independent sales associates affiliated with the real estate brokerage business owned and operated by Realogy's affiliates and certain customers of Realogy, following notice and a cure period, if:

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  we materially breach any representation, warranty, covenant or other agreement contained in the Strategic Relationship Agreement, the Marketing Agreement, trademark license agreements or certain other related agreements, including, without limitation, our confidentiality agreements in the PHH Home Loans Operating Agreement and the Strategic Relationship Agreement, and our non-competition agreements in the Strategic Relationship Agreement;

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  we become subject to any regulatory order or governmental proceeding and such order or proceeding prevents or materially impairs PHH Home Loans' ability to originate mortgage loans for any period of time (which order or proceeding is not generally applicable to companies in the mortgage lending business) in a manner that adversely affects the value of one or more of the quarterly distributions to be paid by PHH Home Loans pursuant to the PHH Home Loans Operating Agreement;

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  PHH Home Loans otherwise is not permitted by law, regulation, rule, order or other legal restriction to perform its origination function in any jurisdiction, but in such case exclusivity may be terminated only with respect to such jurisdiction; or

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  PHH Home Loans does not comply with its obligations to complete an acquisition of a mortgage loan origination company under the terms of the Strategic Relationship Agreement.

        If Realogy were to terminate its exclusivity obligations with respect to us, one of our competitors could replace us as the recommended provider of mortgage loans to Realogy and its affiliates and franchisees, which would result in our loss of most, if not all, of our mortgage loan originations, Net revenues and Segment profit (loss) of our Mortgage Production segment derived from Realogy's affiliates, which loss would have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows.

        Moreover, certain of the events that give Realogy the right to terminate its exclusivity obligations with respect to us under the Strategic Relationship Agreement would also give Realogy the right to terminate its other agreements and arrangements with us. For example, the PHH Home Loans Operating Agreement also permits Realogy to terminate the mortgage venture with us upon our material breach of any representation, warranty, covenant or other agreement contained in the Strategic Relationship Agreement, the Marketing Agreement, the Trademark License Agreements or certain other related agreements that is not cured following any applicable notice or cure period or if we become subject to any regulatory order or governmental proceeding that prevents or materially impairs PHH Home Loans' ability to originate mortgage loans for any period of time (which order or proceeding is not generally applicable to companies in the mortgage lending business) in a manner that adversely affects the value of one or more of the quarterly distributions to be paid by PHH Home Loans pursuant to the PHH Home Loans Operating Agreement. Upon a termination of the PHH Home Loans joint venture by Realogy or its affiliates, Realogy will have the right either (i) to require that we or certain of our affiliates purchase all of Realogy's interest in PHH Home Loans; or (ii) to cause us to sell our interest in PHH Home Loans to an unaffiliated third party designated by certain of Realogy's affiliates. Additionally, any termination of PHH Home Loans will also result in a termination of the Strategic Relationship Agreement and our exclusivity rights under the Strategic Relationship Agreement. Pursuant to the terms of the PHH Home Loans Operating Agreement, beginning on February 1, 2015, Realogy will have the right at any time upon two years' notice to us to terminate its interest in PHH Home Loans. If Realogy were to terminate PHH Home Loans or our other arrangements with Realogy, including its exclusivity obligations with respect to us, any such termination would likely result in our loss of most, if not all, of our mortgage loan originations, Net revenues and Segment profit (loss) of our Mortgage Production segment derived from Realogy's affiliates, which loss would have a material adverse effect on our overall business and our consolidated financial position, results of operations and cash flows.

Certain hedging strategies that we may use to manage risks associated with our assets, including mortgage loans held for sale, interest rate lock commitments, mortgage servicing rights and foreign currency denominated assets, may not be effective in mitigating those risks and could result in substantial losses that could exceed the losses that would have been incurred had we not used such hedging strategies.

        We may employ various economic hedging strategies in an attempt to mitigate the interest rate and prepayment risk inherent in many of our assets, including our mortgage loans held for sale, interest rate lock commitments and, from time to time, our mortgage servicing rights. Our hedging activities may include entering into derivative instruments. We also seek to manage interest rate risk in our Mortgage Production and Mortgage Servicing segments partially by monitoring and seeking to maintain an appropriate balance between our loan production volume and the size of our mortgage servicing portfolio, as the value of mortgage servicing rights and the income they provide tend to be counter-cyclical to the changes in production volumes and the gain or loss on loans that result from changes in interest rates. This approach requires our management to make assumptions with regards to future replenishment rates for our mortgage servicing rights, loan margins, the value of additions to our mortgage servicing rights and loan origination costs, and many factors can impact these estimates, including loan pricing margins and our ability to adjust staffing levels to meet changing consumer demand.

        We are also exposed to foreign exchange risk associated with our investment in our Canadian operations and with foreign exchange forward contracts that we have entered into, or may in the future enter into, to hedge U.S. dollar denominated borrowings used to fund Canadian dollar denominated leases and operations. Our hedging decisions in the future to manage these foreign exchange risks will be determined in light of the facts and circumstances existing at the time and may differ from our current hedging strategy.

        During the third quarter of 2008, we assessed the composition of our capitalized mortgage servicing portfolio and its relative sensitivity to refinance if interest rates decline, the costs of hedging and the anticipated effectiveness of the hedge given the current economic environment. Based on that assessment, we made the decision to close out substantially all of our derivatives related to mortgage servicing rights during the third quarter of 2008. During the quarter and nine months ended September 30, 2011, we executed certain derivative transactions to serve as an economic hedge of a portion of the interest rate risk associated with our mortgage servicing rights. We entered into these derivative transactions to ensure that there would be sufficient capacity under our debt facilities to fund higher origination volumes given the declining mortgage rates, while maintaining compliance with the leverage covenants in our debt agreements. The increase in mortgage asset-backed debt, coupled with the decline in value of mortgage servicing rights resulting from lower mortgage rates, could have the effect of increasing our indebtedness to tangible net worth ratio in the short term. Our decisions regarding the levels, if any, of our derivatives related to mortgage servicing rights could result in continued volatility in the results of operations for our Mortgage Servicing segment.

        Our hedging strategies may not be effective in mitigating the risks related to changes in interest rates or foreign exchange rates. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses, and could result in losses in excess of what our losses would have been from had we not used such hedging strategies. There have been periods, and it is likely that there will be periods in the future, during which we incur losses after consideration of the results of our hedging strategies. As stated earlier, the success of our interest rate risk management strategy and our replenishment strategies for our mortgage servicing rights are largely dependent on our ability to predict the earnings sensitivity of our loan servicing and loan production activities in various interest rate environments, as well as our ability to successfully manage any capacity constraints in our mortgage production business. Our hedging strategies also rely on assumptions and projections regarding our assets and general market factors. If these assumptions and projections prove to be incorrect or our hedges do not adequately mitigate the impact of changes including, but not limited to, interest rates or prepayment speeds or foreign exchange rate fluctuations, we may incur losses that could have a material adverse effect on our business, financial position, results of operations or cash flows.

Changes in interest rates could materially and adversely affect our volume of mortgage loan originations or reduce the value of our mortgage servicing rights, either of which could have a material adverse effect on our business, financial position, results of operations or cash flows.

        Changes in and the level of interest rates are key drivers of our mortgage loan originations in our Mortgage Production segment and mortgage loan refinancing activity, in particular. The level of interest rates are significantly affected by monetary and related policies of the federal government, its agencies and government sponsored entities, which are particularly affected by the policies of the Federal Reserve Board that regulates the supply of money and credit in the United States. The Federal Reserve Board's policies, including initiatives to stabilize the U.S. housing market and to stimulate overall economic growth, affect the size of the mortgage loan origination market, the pricing of our interest-earning assets and the cost of our interest-bearing liabilities. Changes in any of these policies are beyond our control, difficult to predict, particularly in the current economic environment, and could have a material adverse effect on our business, financial position, results of operations or cash flows.

        Historically, rising interest rates have generally been associated with a lower volume of loan originations in our Mortgage Production segment due to a disincentive for borrowers to refinance at a higher interest rate, while falling interest rates have generally been associated with higher loan originations due to an incentive for borrowers to refinance at a lower interest rate. Our ability to generate Gain on mortgage loans, net in our Mortgage Production segment is significantly dependent on our level of mortgage loan originations. Accordingly, increases in interest rates could materially and adversely affect our mortgage loan origination volume, which could have a material and adverse effect on our Mortgage Production segment, as well as our overall business and our consolidated financial position, results of operations or cash flows.

        Changes in interest rates are also a key driver of the performance of our Mortgage Servicing segment as the values of our mortgage servicing rights are highly sensitive to changes in interest rates. Historically, the value of our mortgage servicing rights have increased when interest rates rise and have decreased when interest rates decline due to the effect those changes in interest rates have on prepayment estimates, with changes in fair value of our mortgage servicing rights being included in our consolidated results of operations. Because we do not currently utilize derivatives to hedge against changes in the fair value of our mortgage servicing rights, our consolidated financial positions, results of operations and cash flows are susceptible to significant volatility due to changes in the fair value of our mortgage servicing rights as interest rates change. As a result, substantial volatility in interest rates materially affect our Mortgage Servicing segment, as well as our consolidated financial position, results of operations and cash flows.

Losses incurred in connection with actual or projected loan repurchase and indemnification claims may exceed our financial statement reserves and we may be required to increase such reserves in the future. Increases to our reserves and losses incurred in connection with actual loan repurchases and indemnification payments could have a material adverse effect on our business, financial position, results of operation or cash flows.

        In connection with the sale of mortgage loans, we make various representations and warranties concerning such loans that, if breached, require us to repurchase such loans or indemnify the purchaser of such loans for actual losses incurred in respect of such loans. These representations and warranties vary based on the nature of the transaction and the purchaser's or insurer's requirements but generally pertain to the ownership of the mortgage loan, the real property securing the loan and compliance with applicable laws and applicable lender and government-sponsored entity underwriting guidelines in connection with the origination of the loan. The aggregate unpaid principal balance of loans sold or serviced by us represents the maximum potential exposure related to loan repurchase and indemnification claims, including claims for breach of representation and warranty provisions. Due, in part, to recent increased mortgage payment delinquency rates and declining housing prices, we have experienced, and may in the future continue to experience, an increase in loan repurchase and indemnification claims due to actual or alleged breaches of representations and warranties in connection with the sale or servicing of mortgage loans. The estimation of our loan repurchase and indemnification liability is subjective and based upon our projections of the incidence of loan repurchase and indemnification claims, as well as loss severities. Given these trends, losses incurred in connection with such actual or projected loan repurchase and indemnification claims may be in excess of our financial statement reserves, and we may be required to increase such reserves and may sustain additional losses associated with such loan repurchase and indemnification claims in the future. Accordingly, increases to our reserves and losses incurred by us in connection with actual loan repurchases and indemnification payments in excess of our reserves could have a material adverse effect on our business, financial position, results of operations or cash flows.

        Additionally, some of our counterparties from whom we have purchased mortgage loans or mortgage servicing rights and from whom we may seek indemnification or against whom we may assert a loan repurchase demand in connection with a breach of a representation or warranty are highly leveraged and have been adversely affected by the recent economic decline in the United States, including the pronounced downturn in the debt and equity capital markets and the U.S. housing market, and unprecedented levels of credit market volatility. As a result, we are exposed to counterparty risk in the event of non-performance by counterparties to our various contracts, including, without limitation, as a result of the rejection of an agreement or transaction in bankruptcy proceedings, which could result in substantial losses for which we may not have insurance coverage.

The fair values of a substantial portion of our assets are determined based upon significant estimates and assumptions made by our management. As a result, there could be material uncertainty about the fair value of such assets that, if subsequently proven incorrect or inaccurate, could have a material adverse effect on our business, financial position, results of operations or cash flows.

        A substantial portion of our assets are recorded at fair value based upon significant estimates and assumptions with changes in fair value included in our consolidated results of operations. The determination of the fair value of such assets, including our mortgage loans held for sale, interest rate lock commitments and mortgage servicing rights, involves numerous estimates and assumptions made by our management. Such estimates and assumptions include, without limitation, estimates of future cash flows associated with our mortgage servicing rights based upon assumptions involving interest rates as well as the prepayment rates and delinquencies and foreclosure rates of the underlying serviced mortgage loans.

        As of September 30, 2011, 47% of our total assets were measured at fair value on a recurring basis, and 1% of our total liabilities were measured at fair value on a recurring basis. As of September 30, 2011, approximately 67% of our assets and liabilities measured at fair value were valued using primarily observable inputs and were categorized within Level Two of the valuation hierarchy. Our assets and liabilities categorized within Level Two of the valuation hierarchy are comprised of the majority of our mortgage loans held for sale and derivative assets and liabilities. As of September 30, 2011, approximately 33% of our assets and liabilities measured at fair value were valued using significant unobservable inputs and were categorized within Level Three of the valuation hierarchy. Approximately 81% of our assets and liabilities categorized within Level Three of the valuation hierarchy are comprised of our mortgage servicing rights.

        The ultimate realization of the value of our assets that are measured at fair value on a recurring basis may be materially different than the fair values of such assets as reflected in our consolidated statement of financial position as of any particular date. The use of different estimates or assumptions in connection with the valuation of these assets could produce materially different fair values for such assets, which could have a material adverse effect on our consolidated financial position, results of operations or cash flows. Accordingly, there may be material uncertainty about the fair value of a substantial portion of our assets.

We may be unable to fully or successfully execute or implement our business strategies or achieve our objectives, including our transformation initiatives and goals, and we may be unable to effectively manage the inherent risks of our businesses, including market, credit, operational, and legal and compliance risks, any failure of which could have a material adverse effect on our business, financial position, results of operations or cash flows.

        The businesses in which we engage are complex and heavily regulated and we are exposed to various market, credit, operational and legal and compliance risks. Due, in part, to these regulatory constraints and risks, we may be unable to fully or successfully execute or implement our business strategies or achieve our objectives, including our transformation initiatives and goals, and we may be unable to effectively manage the inherent risks of our businesses, including market, credit, operational, and legal and compliance risks, any failure of which could have a material adverse effect on our business, financial position, results of operations or cash flows.

        In 2009, after assessing our cost structure and processes, we initiated a transformation effort directed towards creating greater operational efficiencies, improving scalability of our operating platforms and reducing our operating expenses. This effort involves evaluating and improving operational and administrative processes, eliminating inefficiencies and targeting areas of the market where we can leverage our competitive strengths. We may be unable to fully or successfully execute or implement our transformation initiatives and objectives, in whole or in part, and, if we are successful, there can be no assurances that we can implement these initiatives in a cost efficient manner or that these initiatives will have the impact that we intend on our business activities and results of operations. Our inability to achieve the goals targeted by our transformation efforts, or to implement and execute these initiatives within the timeframe we have projected, could result in us not achieving our stated goals.

A failure in or breach of our technology infrastructure or information protection programs, or those of our outsource providers, could result in the inadvertent disclosure of the confidential personal information of our customers, as well as the confidential personal information of the employees and customers of our clients. Any such failure or breach could have a material and adverse effect on our business, reputation, results of operations, financial position or cash flows.

        Our business model and our reputation as a service provider to our clients are dependent upon our ability to safeguard the confidential personal information of our customers, as well as the confidential personal information of the employees and customers of our clients. Although we have put in place a comprehensive information security program that we monitor and update as needed, security breaches could occur through intentional or unintentional acts by individuals having authorized or unauthorized access to confidential information of our customers or the employees or customers of our clients which could potentially compromise confidential information processed and stored in or transmitted through our technology infrastructure.

        A failure in or breach of the security of our information systems, or those of our outsource providers, could result in significant damage to our reputation or the reputation of our clients, could negatively impact our ability to attract or retain clients and could result in increased costs attributable to related litigation or regulatory actions, claims for indemnification, higher insurance premiums and remediation activities, the result of any of which could have a material and adverse effect on our business, reputation, results of operations, financial position, or cash flows.

Risks Related to the Notes

We have significant outstanding indebtedness that involves significant debt service obligations, limits our operational and financial flexibility, exposes us to interest rate fluctuations and exposes us to the risk of default under our debt obligations.

        As of September 30, 2011, after giving pro forma effect to the offering of the additional notes and the use of proceeds, including the repayment at or prior to maturity of all our outstanding 2012 Convertible Notes and borrowings under our Amended Credit Facility in connection with such repayment, the aggregate amount of outstanding unsecured unsubordinated indebtedness to which the additional notes will rank equally was approximately $                , and PHH had no secured indebtedness but its subsidiaries had approximately $6.6 billion of liabilities to which the additional notes would have been structurally subordinated. We may incur additional debt for various purposes, including, without limitation, to fund future acquisition and development activities and operational needs. Our outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant adverse consequences, including the following:

  •
  make it more difficult for us to satisfy our obligations with respect to the notes;

  •
  limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

  •
  limit our ability to refinance our indebtedness at maturity or impose refinancing terms that may be less favorable than the terms of the original indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements;

  •
  cause us to violate restrictive covenants in our loan documents, which would entitle our lenders to accelerate our debt obligations;

  •
  cause us to default on our obligations, causing lenders to foreclose on the assets that secure their loans;

  •
  force us to dispose of one or more of assets, possibly on unfavorable terms or in violation of certain covenants that we may be subject to;

  •
  expose us to fluctuations in interest rates, to the extent our borrowings bear variable interest rates; and

  •
  limit our ability to make material acquisitions or take advantage of business opportunities that may arise and limiting flexibility in planning for, or reacting to, changes in our business and industry, thereby limiting our ability to compete effectively or operate successfully.

        If any one of these events were to occur, our operations and financial condition would be materially adversely affected.

        Our ability to meet our payment and other obligations under our debt instruments depends on our ability to generate significant cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors as well as other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations, or that future borrowings will be available to us under our existing or any future funding sources or otherwise, in an amount sufficient to enable us to meet our payment obligations under the notes and our other debt and to fund other liquidity needs. If we are not able to generate sufficient cash flow to meet our debt obligations, we may need to refinance or restructure our debt, including the notes, sell assets, reduce or delay capital investments, or seek to raise additional capital. Further, as of September 30, 2011, approximately $1.0 billion of PHH's outstanding indebtedness and $5.2 billion aggregate principal amount of its subsidiaries' outstanding indebtedness had a stated maturity prior to the maturity date of the notes. If we are unable to implement one or more of these alternatives, we may not be able to meet our payment obligations under the notes and our other debt and other obligations.

Restrictive covenants in the Indenture may limit our current and future operations, particularly our ability to respond to changes in our business or to pursue our business strategies.

        The Indenture governing the notes contains, and any future indebtedness of ours may contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The Indenture, among other things, limits our ability to:

  •
  pay dividends and make distributions on account of, or repurchase, our capital stock;

  •
  create liens on assets;

  •
  incur subsidiary debt; and

  •
  consolidate, merge or sell our assets.

        Additionally, the Indenture governing the notes requires us to maintain a debt to tangible equity ratio not greater than 8.5 to 1.

Despite our current indebtedness levels, we may incur substantially more debt including secured debt and subsidiary debt. This could exacerbate further the risks associated with our substantial leverage.

        In the future, we may incur substantial additional indebtedness, including additional secured indebtedness and subsidiary indebtedness to which the notes would be effectively subordinated. The Indenture limits the amount of additional debt, secured debt and debt of our subsidiaries that may be incurred, but these limits are subject to significant exceptions and do not limit liabilities that do not constitute debt. See "Description of Notes." To the extent that we incur additional indebtedness or such other obligations, the risk associated with substantial additional indebtedness described above, including our possible inability to service our debt, will increase.

Our holding company structure results in structural subordination and may affect our ability to make payments on the additional notes.

        Initially, the additional notes will not be guaranteed by any of our subsidiaries and are exclusively our obligations. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the additional notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

        Our subsidiaries are separate and distinct legal entities. Initially, our subsidiaries will have no obligation to pay any amounts due on the additional notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Many of our subsidiaries (including certain consolidated partnerships, trusts and other non-corporate entities) are subject to restrictions on their ability to pay dividends or otherwise transfer funds to other consolidated subsidiaries and, ultimately, to us. These restrictions relate to loan agreements applicable to certain of our asset-backed debt arrangements and to regulatory restrictions applicable to the equity of our insurance subsidiary, Atrium Reinsurance Corporation. The aggregate restricted net assets of these subsidiaries totaled approximately $1.1 billion as of September 30, 2011. Further, the agreements governing certain of our repurchase facilities provide that in the event of an event of default or termination event, as the case may be, we or certain of our mortgage subsidiaries, including PHH Mortgage and PHH Home Loans, may be prohibited from making dividends or for any dividend paid an equal dollar amount must be remitted to the lender and applied against outstanding borrowings. In addition, future debt arrangements that we or our subsidiaries enter into may contain additional restrictions on the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. The Indenture governing the notes contains no limits on such restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings and business considerations.

        Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the additional notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors.

        As of September 30, 2011, our subsidiaries had approximately $6.6 billion of liabilities to which the additional notes would have been structurally subordinated. In the future, we may incur additional subsidiary indebtedness to which the additional notes would be structurally subordinated.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture.

        Upon the occurrence of certain change of control events, we will be required to offer to repurchase all outstanding notes at a price equal to 101% of the principal amount of the notes, together with accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of the notes, especially if the change of control also requires us to offer to repurchase our outstanding convertible notes pursuant to the terms of such convertible notes. Additionally, the Amended Credit Facility provides, and our future indebtedness may provide, that the occurrence of certain change of control events with respect to us would constitute a default thereunder permitting the lenders to accelerate all amounts outstanding. Moreover, our Amended Credit Facility restricts, and our future indebtedness may restrict, our ability to prepay or redeem the notes, including pursuant to a change of control offer. In the event a change of control occurs, we could seek the consent of the lenders under our Amended Credit Facility to the change of control or the repurchase of the notes, or could attempt to refinance our Amended Credit Facility, but there is no guarantee that such efforts would be successful. Further, our convertible notes require us to offer to repurchase such convertible notes upon certain change of control events. The exercise by the holders of their right to require us to purchase the notes could cause a default under our other debt arrangements, even if the change of control itself does not, due to the financial effect of the purchase on us.

        One of the circumstances under which a change of control may occur is upon the sale, conveyance, transfer or other disposition of all or substantially all of our assets. The phrase "all or substantially all," as used with respect to our assets, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, conveyance, transfer, or other disposition of "all or substantially all" of our assets has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions, or other provisions in the Indenture using the same phrasing, could be unclear.

If an active trading market for the notes does not exist, you may not be able to sell the additional notes readily or at all or at or above the price that you paid.

        We do not intend to apply for the notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market making in the notes at any time, in their sole discretion. You may not be able to sell your additional notes at a particular time or at favorable prices. As a result, we cannot assure you as to the liquidity of any trading market for the notes. Accordingly, you may be required to bear the financial risk of your investment in the additional notes indefinitely. If an active trading market were to exist, future trading prices of the notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market for the notes; and

  •
  the market for similar securities.

The additional notes will share voting power with the initial notes.

        The additional notes will be fungible with $350,000,000 aggregate principal amount of the initial notes. Upon completion of this offering, the aggregate principal amount of outstanding notes will be $               . Accordingly, the $               aggregate principal amount of additional notes will carry only         % of the total voting power of the notes.

 USE OF PROCEEDS

        We estimate the net proceeds from the issuance and sale of the additional notes offered hereby, after deducting underwriting discounts and estimated offering expenses, will be approximately $             million. We intend to use the net proceeds from this offering, along with cash on hand and borrowings under our Amended Credit Facility, to repay at or prior to maturity the outstanding aggregate principal amount of our 2012 Convertible Notes. As of September 30, 2011, there was $250.0 million aggregate principal amount of our 2012 Convertible Notes outstanding. We will continue to pay regularly scheduled interest, which accrues at an annual rate of 4%, on our 2012 Convertible Notes until they are repaid at or prior to maturity. Pending such use, the proceeds may be used to temporarily repay outstanding borrowings under our Amended Credit Facility, originate mortgage loans or may be invested temporarily in short-term interest-bearing investment funds or similar assets.

        Affiliates of each of the underwriters are lenders under, and an affiliate of J.P. Morgan Securities LLC is the administrative agent for, our Amended Credit Facility. Upon any application of the net proceeds from this offering to temporarily repay our Amended Credit Facility, the underwriters may receive their proportionate share of the amount temporarily being repaid. See "Underwriting." As of September 30, 2011, $80 million was outstanding under the Amended Credit Facility at an interest rate of 3.8% per annum. The termination date of the Amended Credit Facility is February 29, 2012, but may be extended for an additional year at our request, provided that certain conditions are met. Pricing under the Amended Credit Facility is based upon our senior unsecured long-term debt ratings. As of September 30, 2011, borrowings pursuant to the revolving commitments of each lender under the Amended Credit Facility bore interest at a margin of 350 bps over a benchmark index of either LIBOR or the federal funds rate or 250 bps over the alternative base rate. As of September 30, 2011, there is no utilization fee. The Amended Credit Facility also required us to pay quarterly facility fees, which as of September 30, 2011, amounted to 75 bps. See "Description of Other Indebtedness—Credit Facilities" in this prospectus for a description of the Amended Credit Facility. We have used and expect to continue to use our borrowings under the Amended Credit Facility for working capital purposes.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents, restricted cash and consolidated capitalization as of September 30, 2011 on (i) an actual basis and (ii) an as adjusted basis to give effect to the issuance of the additional notes and the application of the net proceeds from the offering of the additional notes as described under the "Use of Proceeds" section of this prospectus, after deducting the underwriters' discounts and estimated offering expenses. You should read this table along with our consolidated financial statements and related notes incorporated by reference in this prospectus.

	As of September 30, 2011
	Actual	As Adjusted
	(In millions)
Cash and cash equivalents	$84	$

Restricted cash, cash equivalents and investments(1)	$528		$528

Debt:
Vehicle management Asset-Backed Debt:
Term notes(2)	1,789		1,789
Variable funding notes	1,111		1,111
Other	33		33

Total vehicle management asset-backed debt	2,933		2,933
Mortgage Warehouse Asset-Backed Debt:
Variable-rate repurchase facilities	2,213		2,213
Servicing advance facility	74		74

Total mortgage warehouse and other asset-backed debt	2,287		2,287
Unsecured Debt:
Medium-term notes(3)	431		431
Borrowings under credit facilities	80
2012 Convertible Notes(4)	249		—
2014 Convertible Notes(5)	206		206
Existing 9 1/4% Senior Notes due 2016	350		350
Additional notes offered hereby(6)	—

Total unsecured debt	1,316

Mortgage loan securitization debt certificates, at fair value(7)	25		25

Total debt	6,561

Stockholders' Equity:(8)
Preferred stock, $0.01 par value; 1,090,000 shares authorized, and as adjusted; none issued or outstanding as at September 30, 2011, and as adjusted	—		—
Common stock, $0.01 par value; 273,910,000 shares authorized, and as adjusted; 56,340,713 issued and outstanding as at September 30, 2011, and as adjusted	1		1
Additional paid-in capital	1080		1080
Retained earnings	325		325
Accumulated other comprehensive income	21		21

Total PHH Corporation stockholders' equity	1,427		1,427

Noncontrolling interest	15		15

Total equity	1,442		1,442

Total capitalization	$8,003	$

(1)
Includes $237 million of available-for-sale securities at fair value at September 30, 2011.

(2)
Represents Chesapeake Term Notes and the FLRT 2010 Notes (as defined herein).

(3)
Amounts are net of $3 million of unamortized swap gains partially offset by $1 million of original issue discount, as of September 30, 2011.

(4)
Amounts are net of unamortized discount of $1 million as of September 30, 2011.

(5)
Amounts are net of unamortized discount of $44 million as of September 30, 2011.

(6)
Reflects the issuance of $            million aggregate principal amount of 9 1/4% Senior Notes due 2016 in this offering.

(7)
Mortgage Loan Securitization Debt Certificates were consolidated with securitized mortgage loans as a result of the adoption of updates to ASC 810. See Note 1, "Summary of Significant Accounting Policies" included in the Notes to our Consolidated Financial Statements in our 2010 Form 10-K for additional information. As of September 30, 2011, the balance of the securitized mortgage loans was $32 million and was included in "Other Assets" in the Condensed Consolidated Balance Sheet in our 2011 Third Quarter Form 10-Q. Cash flows of the loans support payment of the debt certificates and creditors of the securitization trust do not have recourse to the Company.

(8)
Amounts representing the number of shares of common stock outstanding exclude:

•
options outstanding on September 30, 2011 to purchase 1,430,467 shares of common stock, at a weighted exercise price of $18.41 per share;

•
restricted stock units outstanding on September 30, 2011 which are convertible into 744,693 shares of common stock, at a weighted-average grant date fair value of $15.41 per share;

•
4,656,331 shares of common stock reserved for future awards under the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan;

•
12,195,125 shares of common stock, net, subject to adjustment, that are issuable in connection with the 2012 Convertible Notes and certain related bond hedge and warrant transactions entered into in connection with such notes; and

•
9,688,050 shares of common stock, net, subject to adjustment, that are issuable in connection with of the 2014 Convertible Notes and certain related bond hedge and warrant transactions entered into in connection with such notes.

 RATIO OF EARNINGS TO FIXED CHARGES

        We present below our ratio of earnings to fixed charges. Earnings available to cover fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges.

	Nine Months Ended September 30, 2011
		Year Ended December 31,
		2010		2009		2008	2007		2006
	(In millions)
Earnings available to cover fixed charges:
(Loss) income before income taxes	$(223)	$115		$280		$(443)	$(45)		$(4)
Plus: fixed charges	216	282		243		344	492		477

Earnings available to cover fixed charges	$(7)	$397		$523		$(99)	$447		$473

Fixed charges:
Interest expense(1)	$210	$274		$236		$333	$480		$465
Estimated interest portion of net rental expense(2)	6	8		7		11	12		12

Total fixed charges	$216	$282		$243		$344	$492		$477

Ratio of earnings to fixed charges	— (3)	1.41	x	2.15	x	— (3)	0.91	x(3)	0.99	x(3)

(1)
Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

(2)
One-third of rental expense net of income from subleases is deemed an appropriate representative of the interest factor.

(3)
The ratio coverage of earnings to fixed charges was less than 1:1. Earnings were deficient to cover fixed charges by $223 million, $443 million, $45 million and $4 million for the nine months ended September 30, 2011 and the years ended December 31, 2008, 2007 and 2006, respectively. Loss from continuing operations before income taxes was negatively impacted by valuation adjustments related to mortgage servicing rights, net of $600 million, $733 million, $413 million and $479 million for the nine months ended September 30, 2011 and the years ended December 31, 2008, 2007 and 2006, respectively.

DESCRIPTION OF NOTES

        On August 11, 2010, we entered into an indenture with the The Bank of New York Mellon Trust Company, N.A. as trustee (the "Trustee"), pursuant to which we issued on the same date $350,000,000 aggregate principal amount of our 9 1/4% Senior Notes due 2016 (the "initial notes"). We are permitted under the Indenture, without the consent of the holders of the initial notes, to supplement the Indenture (as supplemented, the "Indenture") to provide for the issuance of additional notes. The $            aggregate principal amount of 9 1/4% Senior Notes due 2016 (the "additional notes") to be issued in this offering are additional notes under the Indenture, and will be treated together with the initial notes as a single series of debt securities for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The additional notes will have terms identical to the initial notes, other than issue date and offering price, and will have the same CUSIP number as, and will be fungible with and vote together with, the initial notes immediately upon settlement. Upon completion of this offering, the aggregate principal amount of outstanding notes under this series will be $                        . Accordingly, the $                        aggregate principal amount of additional notes offered hereby will carry only            % of the total voting power of the $            aggregate principal amount of the notes to be outstanding after this offering. Unless the context requires otherwise, references to the "notes" in this section of the prospectus include the initial notes, the additional notes offered hereby and any further additional notes that may be issued under the Indenture. The terms of the notes include those expressly set forth in the Indenture and the notes and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA").

        The following description provides a summary of the material provisions of the notes and the Indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the Indenture, including the definitions of certain terms used therein. You may request a copy of the Indenture from us as set forth in "Where You Can Find More Information." We urge you to read the Indenture (including the form of note contained therein), because it, and not this description, defines your rights as a holder of the additional notes.

        In this section, references to "PHH," "we," "our" or "us" refer solely to PHH Corporation and not its Subsidiaries.

General

        The additional notes will mature on March 1, 2016. Subject to the covenants described below, we may issue further additional notes under the Indenture having the same terms in all respects as the notes, or in all respects except with respect to interest paid or payable on or prior to the first interest payment date after the issuance of such notes. The initial notes, the additional notes offered hereby and any further additional notes would be treated as a single class for all purposes under the Indenture and will vote together as one class on all matters with respect to the notes, although they may bear a different CUSIP number.

Payment of Principal and Interest

        The additional notes will bear interest from September 1, 2011, or from the most recent date on which interest has been paid or provided for, at the annual rate of 9.25%. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing March 1, 2012, to the Persons in whose names such additional notes are registered, subject to certain exceptions, at the close of business on February 15 or August 15, as the case may be, next preceding such interest payment date.

        The notes will not have the benefit of any sinking fund.

        Payments of principal, premium, if any, and interest on global notes will be made to the depositary by wire transfer, in same day funds. See "—Global Notes" below.

        We have the option, however, to pay interest by check mailed to the address of the Person in whose name the applicable note is registered at the close of business on the relevant regular record date as shown on the applicable security register. The global notes will be registered in the name of a nominee of the depositary.

        Interest payments on the additional notes will be equal to the amount of interest accrued from and including the next preceding interest payment date in respect of which interest has been paid or duly provided for, or from and including September 1, 2011, if no interest has been paid with respect to the additional notes, to but excluding the applicable interest payment date.

        Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months, and interest on the notes will be paid to the Person in whose name the notes are registered at the close of business on the regular record date, except that at maturity, interest will be payable to the Person surrendering the notes to whom principal will also be payable.

        If any interest payment date or the maturity of a note falls on a day that is not a business day:

  •
  the payment will be made on the next business day as if it were made on the date such payment was due; and

  •
  no interest will accrue on the amount so payable for the period from and after such interest payment date or maturity, unless interest is not paid on such next business day.

        As used in this prospectus, business day means any day, other than a Saturday or Sunday, provided that it is not a legal holiday or a day on which banking institutions are authorized or required by law or regulation to be closed in The City of New York.

Future Guarantees

        As of the date the additional notes will be originally issued, none of our Subsidiaries will guarantee the notes. We may be required to cause certain Subsidiaries to guarantee the notes pursuant to the provision described under "Covenants—Limitation on Subsidiary Debt." Each Subsidiary that is required to enter into such a Note Guarantee subsequent to the date of this prospectus, for so long as such Note Guarantee remains in effect, is referred to in this prospectus as a "Subsidiary Guarantor." Any such Note Guarantee will be automatically and unconditionally released, without any additional action on the part of a holder of notes, upon the release or discharge of the Debt of such Subsidiary Guarantor which resulted in the obligation to guarantee the notes, the disposition of the Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) such that it no longer is a Subsidiary of ours, such Subsidiary Guarantor no longer being a Material Subsidiary of ours, or upon defeasance and discharge of the notes. Finally, we may choose to cause any Subsidiary to guarantee the notes, and may cause such Note Guarantee to be released at any time, without any additional action on the part of a holder of notes, provided that after giving effect to such release, we would be in compliance with the provision described under "Certain Covenants—Limitation on Subsidiary Debt." The Trustee will, at our expense, execute and deliver such instruments as we or such Subsidiary Guarantor may reasonably request to evidence the termination of such Note Guarantee. We will not be restricted from selling or otherwise disposing of any of such Subsidiary Guarantor or any of its assets except to the extent such sale or disposition constitutes all or substantially all of our assets.

        The Indenture will provide that the obligations of each Subsidiary Guarantor are limited to the maximum amount that would cause the obligations of such Subsidiary Guarantor under its Notes Guarantee not to constitute a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Note Guarantee or pursuant to its contribution obligations under the Indenture. It is uncertain, however, whether such provision would be effective to prevent the Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

Ranking

        The additional notes will be unsecured unsubordinated obligations of ours and will rank equally in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. As of September 30, 2011, after giving pro forma effect to the offering of the additional notes and the use of proceeds, including the repayment at or prior to maturity of all our outstanding 2012 Convertible Notes and borrowings under our Amended Credit Facility in connection with such repayment, the aggregate amount of outstanding indebtedness to which the additional notes will rank equally in right of payment, including pursuant to term notes, credit facilities and convertible notes, was approximately $            . Initially, the additional notes will not be guaranteed by any of our Subsidiaries. Accordingly, our right and the right of our creditors, including the holders of the notes, to participate in any distributions of assets of our Subsidiaries, if we were to be liquidated, will be subject to the prior claims of creditors (including trade creditors) of the Subsidiary, assuming such Subsidiary has not become a Subsidiary Guarantor. Further, the additional notes will be effectively subordinated to all our obligations that are secured, to the extent of the assets securing such indebtedness. As of September 30, 2011, PHH had no secured indebtedness but our Subsidiaries had approximately $6.6 billion of liabilities outstanding to which the additional notes would have been effectively subordinated. The additional notes will not be contractually subordinated in right of payment to any other of our indebtedness. The Indenture limits the amount of secured debt and debt of our Subsidiaries that may be incurred, but these limits are subject to significant exceptions, and the Indenture does not limit the incurrence by our Subsidiaries of liabilities that do not constitute Debt. In addition, so long as we are in compliance with the "Debt/Tangible Equity Ratio" covenant described below we and our Subsidiaries will not be restricted from incurring additional indebtedness by the Indenture (subject to the "Limitations on Liens" covenant described below with respect to secured indebtedness and the "Limitation on Subsidiary Debt" covenant described below with respect to indebtedness of our Material Subsidiaries, assuming a Covenant Suspension Event has not occurred). Any future guarantees of the notes that are issued as described above will be unsecured unsubordinated obligations of the respective Subsidiary Guarantors and will rank equally in right of payment with such Subsidiary Guarantor's other unsecured and unsubordinated indebtedness.

Optional Redemption

        Except as set forth in this "—Optional Redemption," the notes are not redeemable at our option.

        We may redeem the notes, at our option, at any time and from time to time, in whole or in part, at a "make-whole" redemption price equal to the greater of (1) the aggregate principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than accrued interest) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus in the case of both (1) and (2), any accrued and unpaid interest to, but not including, the redemption date.

        "Treasury Rate" means, for any redemption date, (1) the yield to maturity as of such redemption date of the Comparable Treasury Issue (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519), or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the applicable Comparable Treasury Issue, that has become publicly available at least three business days prior to the redemption date) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means one of the Reference Treasury Dealers that we have appointed.

        "Comparable Treasury Price" means, for any redemption date, (1) the average of four Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that redemption date, or (2) if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

        "Reference Treasury Dealer Quotations" means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by any Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes.

        "Reference Treasury Dealer" means (1) any of Merrill, Lynch, Pierce, Fenner & Smith Incorporated (formerly known as Bank of America Securities LLC), Citigroup Global Markets Inc., J.P. Morgan Securities LLC and RBS Securities, Inc. and, in each case, its respective successors; provided, however, that if any of them ceases to be a primary U.S. Government securities dealer in New York City, we may appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers that we select.

        If we elect to redeem less than all of the notes, and such notes are at the time represented by a global security, then the Trustee will select the notes to be redeemed on a pro rata basis or by another method the Trustee considers appropriate. If we elect to redeem less than all of the notes, and such notes are not represented by a global security, then the Trustee will select the particular notes to be redeemed in a manner it deems appropriate.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption interest will cease to accrue on such notes or the portions called for redemption.

Covenants

        Set forth below are summaries of certain covenants contained in the Indenture. If on any date following August 11, 2010 (i) the notes have Investment Grade Ratings from two out of three of the Rating Agencies, and (ii) no Default or event of default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), we and our Material Subsidiaries, as applicable, will not be subject to the following covenants (collectively, the "Suspended Covenants"):

        (1)   "—Limitation on Restricted Payments"; and

        (2)   "—Limitation on Subsidiary Debt";

        In the event that we and our Material Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or more of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the notes below an Investment Grade Rating (leaving less than two of the Rating Agencies with an Investment Grade Rating for the notes) and/or (b) we enter into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the notes below an Investment Grade Rating (in either case leaving less than two of the Rating Agencies with an Investment Grade Rating for the notes) and/or (c) a Default or event of default has occurred and is continuing under the Indenture, then we and our Material Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events, including, without limitation, a proposed transaction described in clause (b) above.

        The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the "Suspension Period." In the event of any such reinstatement, no action taken or omitted to be taken by us or any of our Material Subsidiaries prior to such reinstatement will give rise to a Default or event of default under the Indenture with respect to the notes; provided that all Debt of Material Subsidiaries incurred during the Suspension Period will be classified to have been incurred or issued pursuant to clause (4) of the third paragraph of "—Limitation on Subsidiary Debt."

        There can be no assurance that the notes will ever achieve or maintain Investment Grade Ratings.

        Other than as set forth below, the general provisions of the Indenture do not afford holders of the notes protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

Repurchase of Notes Upon a Change of Control

        Not later than 30 days following the occurrence of a Change of Control, we will make an Offer to Purchase all outstanding notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the date of purchase.

        An "Offer to Purchase" must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the "expiration date") not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the "purchase date") not more than five business days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer.

        A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a minimum principal amount of $2,000 and multiples of $1,000 in excess thereof. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date, the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and interest on notes purchased will cease to accrue on and after the purchase date.

        We will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

        Our Amended Credit Facility provides, and our future indebtedness may provide, that the occurrence of certain change of control events with respect to us would constitute a default thereunder. Moreover, our Amended Credit Facility restricts, and our future indebtedness may restrict, our ability to prepay or redeem the notes, including pursuant to an Offer to Purchase. In the event a Change of Control occurs, we could seek the consent of the lenders to the Change of Control or the Offer to Purchase, or could attempt to refinance our Amended Credit Facility, but there is no guarantee that such efforts would be successful. Additionally, our convertible notes require us to offer to repurchase such notes upon certain change of control events.

        Future debt or preferred stock of ours may also provide that a Change of Control is a default or require repurchase upon a Change of Control. Moreover, the exercise by the noteholders of their right to require us to purchase the notes could cause a default under other debt, even if the Change of Control itself does not.

        Finally, our ability to pay cash to the noteholders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make the required purchase of the notes. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

        The phrase "all or substantially all," as used with respect to our assets, is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale, conveyance, transfer, or other disposition of "all or substantially all" of our assets has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions, or other provisions in the Indenture using the same phrasing, could be unclear.

        Except as described above with respect to a Change of Control, and the restrictive covenants described below, the Indenture does not contain provisions that permit a holder of the notes to require that we purchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        The provisions under the Indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control may be modified or waived as described in "—Modification and Waiver."

        We will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by us and purchases all notes validly tendered and not withdrawn under such Offer to Purchase or (ii) notice of redemption has been given pursuant to the Indenture as described under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, an Offer to Purchase may be made in advance of a Change of Control, conditioned upon the consummation of such Offer to Purchase, if a definitive agreement is in place for the Offer to Purchase at the time the Offer to Purchase is made.

Debt/Tangible Equity Ratio

        We shall maintain, as of the last day of each fiscal quarter, a Debt/Tangible Equity Ratio of not more than 8.5 to 1.

Limitation on Restricted Payments

        We shall not, directly or indirectly, declare or pay any dividend, or make any distribution on account of our Capital Stock, or purchase, repurchase, redeem, acquire or retire for value any such Capital Stock (such transactions being referred to herein as "Restricted Payments"), if, after giving effect to such Restricted Payment, our Debt/Tangible Equity Ratio, calculated as of the most recently completed month end for which internal financial statements are available, would exceed 6.0 to 1.

        Notwithstanding the foregoing, the foregoing provision shall not prohibit the following actions:

  (a)
  the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of the Indenture;

  (b)
  the making of a Restricted Payment out of the proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of our Equity Interests (other than Disqualified Stock);

  (c)
  the making of a Restricted Payment by us payable in our Equity Interests (other than Disqualified Stock) or in options, warrants or other rights to purchase such Equity Interests;

  (d)
  (i) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value or of our common Equity Interests or (ii) the payment of cash in settlement of any Equity Interest that by its terms may, or is required to, be settled in cash, in each case, held by any future, present or former employee, director or consultant of ours or any of our Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided that the aggregate cash consideration paid therefor or in settlement thereof in any twelve-month period after August 11, 2010 does not exceed an aggregate amount of $5.0 million (with unused amounts carried over to future periods up to $10.0 million in any twelve-month period);

  (e)
  repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities if such Equity Interests represent a portion of the exercise price of such options or warrants;

  (f)
  the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person; and

  (g)
  the purchase by us of fractional shares arising out of stock dividends, splits or combinations or business combinations or other similar transactions.

Limitations on Liens

        We will not, and will not permit any Material Subsidiary of ours to, incur any Lien (the "Initial Lien") to secure Debt without equally and ratably securing the notes except:

  (1)
  deposits under worker's compensation, unemployment insurance and social security laws or to secure statutory obligations or surety or appeal bonds or performance or other similar bonds in the ordinary course of business, or statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens, in respect of liabilities which are not yet due or which are being contested in good faith, Liens for taxes not yet due and payable, and Liens for taxes due and payable, the validity or amount of which is currently being contested in good faith by appropriate proceedings and as to which foreclosure and other enforcement proceedings shall not have been commenced (unless fully bonded or otherwise effectively stayed);

  (2)
  purchase money Liens granted to the vendor or Person financing the acquisition or development of property, plant or equipment if:

  (a)
  limited to the specific assets acquired and, in the case of tangible assets, other property which is an improvement to or is acquired for specific use in connection with such acquired property or which is real property being improved by such acquired property; and

    (b)
    the debt secured by such Lien is the unpaid balance of the acquisition cost of the specific assets on which the Lien is granted;

  (3)
  Liens and/or Revolving Liens upon real and/or personal property, each of which Liens or Revolving Liens existed before the time of our acquisition of such property or the company owning such property and was not created in anticipation thereof; provided that no such Lien or Revolving Lien shall extend to or cover any property of us or a Material Subsidiary other than the respective property so acquired and improvements thereon;

  (4)
  Liens and Revolving Liens upon real and/or personal property of a Person who in connection with our acquisition of the stock or equity of such Person becomes a Material Subsidiary, each of which Liens or Revolving Liens existed before the time of our acquisition of such Person and was not created in anticipation thereof; provided that no such Lien shall extend to or cover any property of us or a Material Subsidiary other than of the Material Subsidiary (and its acquired affiliates) so acquired;

  (5)
  Liens arising out of attachments, judgments or awards as to which an appeal or other appropriate proceedings for contest or review are promptly commenced (and as to which foreclosure and other enforcement proceedings

  (a)
  shall not have been commenced (unless fully bonded or otherwise effectively stayed) or

  (b)
  in any event shall be promptly fully bonded or otherwise effectively stayed);

  (6)
  Liens securing Debt of any Material Subsidiary owing to us or any Material Subsidiary;

  (7)
  Liens securing Debt and related obligations, or securing interests in asset sale transactions which could alternatively be characterized as Debt, or securing obligations to pay rent incurred in connection with asset securitization transactions, which Debt or securitized assets are not reported on our consolidated balance sheet or that of our Material Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock or equity of any special purpose vehicle the sole purpose of which is to effectuate such asset securitization transaction;

  (8)
  Liens securing Debt and related obligations of an Asset Securitization Subsidiary issued in asset securitization transactions, which Debt or securitized assets are reported on our consolidated balance sheet or that of our Material Subsidiaries, and which liens cover only the assets securitized in the applicable asset securitization transaction or other assets identified in connection with an asset securitization transaction, and liens on the stock of such Asset Securitization Subsidiary;

  (9)
  Liens covering only the property or other assets of any Special Purpose Vehicle Subsidiary and securing only the Debt of any such Special Purpose Vehicle Subsidiary;

  (10)
  other Liens incidental to the conduct of our business or the ownership of our property and other assets, which do not secure any Debt and did not otherwise arise in connection with the borrowing of money or the obtaining of advances or credit and which do not, in the aggregate, materially detract from the value of our property or other assets or materially impair the use thereof in the operation of our business;

  (11)
  Liens covering only (a) the property, Capital Stock, or other assets of any Foreign Subsidiary or (b) the property or other assets (but not Capital Stock) of the Parent Holding Company with respect to any Foreign Subsidiary; provided that in the case of (b), the Liens secure Debt only of the relevant Foreign Subsidiary and, if applicable, a Parent Holding Company Guarantee permitted to be incurred under the Indenture;

  (12)
  Liens existing prior to August 11, 2010;

  (13)
  Liens on cash of Atrium Reinsurance Corporation and its successors and assigns in connection with its reinsurance business;

  (14)
  any extension, renewal or replacement of Liens referred to in clauses (2), (3), (4) and (12) herein; provided that any such extension, renewal or replacement Lien shall be limited to the property covered by the Lien extended, renewed or replaced and that the obligation secured by such new Lien shall not be greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus any premium, including tender premium, or fees or transaction costs payable in connection with any such refinancing);

  (15)
  Liens incurred in the ordinary course of business to secure Debt utilized to fund net investment in leases and leased vehicles, mortgages and related assets and other assets under management programs which shall not include liens on mortgage servicing rights;

  (16)
  Liens on mortgages and related assets securing obligations described under clause (6) of "—Limitation on Subsidiary Debt;" and

  (17)
  Liens to secure Debt not otherwise permitted by any of the clauses (1) through (16) if, at the time any such Liens are incurred, the aggregate amount of Debt secured by such Liens (together without duplication with the aggregate principal amount of Subsidiary Debt then outstanding under clause (8) of "—Limitation on Subsidiary Debt") does not exceed the greater of (x) $250,000,000 or (y) 15% of Tangible Net Worth.

        Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged, without any additional action on the part of a holder of notes, upon the release and discharge of the Initial Lien.

Limitation on Subsidiary Debt

        We will not permit any Material Subsidiary of ours that is not a Subsidiary Guarantor to create, incur, issue, assume, Guarantee or otherwise become liable for any Debt (any Debt of a Subsidiary that is not a Subsidiary Guarantor, "Subsidiary Debt"), without guaranteeing the payment of the principal of, premium, if any, and interest on the notes on an unsecured unsubordinated basis.

        The foregoing restriction shall not apply to, and there shall be excluded from Indebtedness in any computation under such restriction, Subsidiary Debt constituting:

  (1)
  Debt of a Person who in connection with our acquisition of the stock or equity of such Person becomes a Material Subsidiary, which such Debt existed before the time of our acquisition of such Person, was not created in anticipation thereof and is not Guaranteed by any other Subsidiary of ours;

  (2)
  purchase money Indebtedness (including Capital Leases) to the extent permitted under clause (2) under "—Limitations on Liens;"

  (3)
  Debt owed to us or any Subsidiary;

  (4)
  Debt outstanding on August 11, 2010 or any extension, renewal, replacement or refunding (collectively, "refinancing") of any Indebtedness existing on August 11, 2010 or referred to in clauses (1) or (2); provided that the principal amount of the new Debt shall not exceed the principal amount of the Debt being refinanced plus any premium, including tender premium, or fees or transaction costs payable in connection with any such refinancing;

  (5)
  Debt of an Asset Securitization Subsidiary, a Special Purpose Vehicle Subsidiary or a Foreign Subsidiary or any Parent Holding Company Guarantee;

  (6)
  Debt (other than Debt of Asset Securitization Subsidiaries) consisting of the obligation to repurchase mortgages and related assets or secured by mortgages and related assets in connection with other mortgage warehouse financing arrangements;

  (7)
  Debt incurred in connection with any Servicing Advance Facility entered into with Government-Sponsored Enterprises; and

  (8)
  Debt that (together without duplication with the aggregate principal amount of secured Debt then outstanding under clause (17) of "—Limitation on Liens") does not exceed the greater of (x) $250,000,000 or (y) 15% of Tangible Net Worth.

        For purposes of determining compliance with this covenant, in the event that an item of Subsidiary Debt meets the criteria of more than one of the categories of permitted Subsidiary Debt described in clauses (1) through (8) above, we, in our sole discretion, may classify or reclassify such item of Subsidiary Debt in any manner that complies with this covenant and we may divide and classify an item of Subsidiary Debt in more than one of the types of Subsidiary Debt described in clauses (1) through (8) above. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Subsidiary Debt will not be deemed to be an incurrence of Subsidiary Debt for purposes of this covenant.

        Note Guarantees added to the notes pursuant to this covenant may be released under certain circumstances as described in "—Future Guarantees."

Consolidation, Merger or Sale of Assets

  (a)
  We will not

  •
  consolidate with or merge with or into any Person, or

  •
  sell, convey, transfer, or otherwise dispose of all or substantially all of our assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person, or

  •
  permit any Person to merge with or into

        unless

  (1)
  either (x) we are the continuing Person or (y) the resulting, surviving or transferee Person is a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and expressly assumes by supplemental indenture all of our obligations under the Indenture, the notes and the Registration Rights Agreement relating to the initial notes;

  (2)
  immediately after giving effect to the transaction, no Default has occurred and is continuing;

  (3)
  our Debt/Tangible Equity Ratio is not more than 8.5 to 1 as of the most recently completed month end for which internal financial statements are available, calculated after giving effect to the transaction on a pro forma basis; and

  (4)
  we deliver to the Trustee an officers' certificate stating that the consolidation, merger or transfer and the supplemental indenture (if any) comply with the Indenture and an opinion of counsel stating that the consolidation, merger or transfer complies with clause (1) above and the supplemental indenture (if any) complies with the Indenture;

provided, that (x) the foregoing does not apply to any sales, conveyances, transfers or other dispositions from any of our Subsidiaries to us or one of our Subsidiaries and (y) clauses (2) and (3) do not apply (i) to the consolidation or merger of us with or into a Wholly Owned Subsidiary or the consolidation or merger of a Wholly Owned Subsidiary with or into us or (ii) if, in the good faith determination of our Board of Directors, whose determination is evidenced by a Board Resolution, the sole purpose of the transaction is to change our jurisdiction of incorporation.

  (b)
  We shall not lease all or substantially all of our assets, whether in one transaction or a series of transactions, to one or more other Persons (other than to us or our Subsidiaries).

  (c)
  Upon the consummation of any transaction effected in accordance with these provisions, if we are not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, ours under the Indenture and the notes with the same effect as if such successor Person had been named as us in the Indenture. Upon such substitution, except in the case of a sale, conveyance, transfer or disposition of less than all our assets or in the case of a sale, conveyance, transfer or disposition of all or substantially all of our assets to a Subsidiary, we will be released from our obligations under the Indenture and the notes.

Financial Reports

        We will file with the Trustee, such information, documents and other reports that are required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after the same would be required to be filed with the Commission. To the extent we file such information, documents and reports electronically with the Commission and the Trustee is notified thereof, such information, documents and reports shall be deemed filed with the Trustee. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such information will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants hereunder.

        If at any time we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we must provide the Trustee with (and the Trustee shall promptly make available to holders of the notes) within 15 days after the time periods specified in those sections for a registrant that is not an accelerated filer or a large accelerated filer:

  (1)
  all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if we were required to file such reports, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to annual information only, a report thereon by our certified independent accountants, and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

        In addition, whether or not required by the Commission, we will, if the Commission will accept the filing, file a copy of all of the information and reports referred to in clauses (1) and (2) with the Commission for public availability within the time periods specified in the Commission's rules and regulations for a registrant that is not an accelerated filer or a large accelerated filer (unless we are required to file reports under the Exchange Act and are an accelerated filer or a large accelerated filer).

        Any failure to comply with this covenant will be automatically cured when we file all required reports with the Commission.

Definitions

        The following terms have the meanings ascribed to them:

        "Asset Securitization Subsidiary" means (i) any Subsidiary engaged solely in the business of effecting asset securitization transactions and activities incidental thereto, or (ii) any Subsidiary whose primary purpose is to hold title or ownership interests in vehicles, equipment, leases, mortgages, financial assets and related assets under management, but not, for the avoidance of doubt, mortgage servicing rights.

        "Capital Lease" shall mean as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or similar interests in any other form of entity, including, without limitation, with respect to partnerships, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership (but not including any Debt or other securities convertible or exchangeable into Capital Stock).

        "Change of Control" means:

  (1)
  any Person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our Capital Stock entitling the Person to exercise 50% or more of the total voting power of all shares of our Capital Stock entitled to vote generally in elections of directors, other than an acquisition by us or any of our Subsidiaries; provided that a Change of Control shall not occur as a result of this clause (1) if, in such purchase, merger, acquisition or other transaction, all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, in which case clause (2) below shall apply; or

  (2)
  we (i) merge or consolidate with or into any other Person, another Person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another Person (excluding a pledge of securities issued by any of our Subsidiaries, but not excluding any transfer or other disposition resulting from the foreclosure or other exercise of creditors' remedies pursuant to such pledge) or (ii) engage in any recapitalization, reclassification or other acquisition transaction or series of transactions in which all or substantially all of our common stock is exchanged for or converted into cash, securities or other property, in each case other than any merger, consolidation, recapitalization, reclassification or other acquisition transaction or series of transactions pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the voting power of all shares of Capital Stock entitled to vote generally in the election of directors of either (x) the continuing or surviving corporation immediately after the transaction or (y) the corporation that directly or indirectly owns 100% of the Capital Stock of such continuing or surviving corporation; or

  (3)
  we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution.

        For purposes of this definition, whether a "Person" is a "beneficial owner" shall be determined in accordance with Rule 13d-3 under the Exchange Act and "Person" includes any syndicate or group that would be deemed to be a "Person" under Section 13(d)(3) of the Exchange Act.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934, or, if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the TIA, then the body performing such duties at such time.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person and its consolidated subsidiaries, as determined on a consolidated basis in accordance with GAAP plus amounts representing mandatorily redeemable preferred securities issued by such Person or its Subsidiaries.

        "Debt" means:

  (1)
  all debt, obligations and other liabilities of us and our Subsidiaries which are, at the date as of which Debt is to be determined, includable as liabilities in a consolidated balance sheet of us and our Subsidiaries prepared in accordance with GAAP, other than

  (x)
  accounts payable, trade payables, accrued expenses and derivative transactions entered into in the ordinary course of business, and

  (y)
  current and deferred income taxes and other similar liabilities, plus

  (2)
  without duplicating any items included in Debt pursuant to the foregoing clause (1), (but excluding reinsurance obligations of Atrium Reinsurance Corporation and its successors and assigns) the maximum aggregate amount of all liabilities of ours or any of our Subsidiaries under any Guarantee, indemnity or similar undertaking given or assumed of, or in respect of, the indebtedness, obligations or other liabilities, assets, revenues, income or dividends of any Person other than ours or one of our Subsidiaries and

  (3)
  without duplicating any items included in Debt pursuant to the foregoing clauses (1) or (2), all other obligations or liabilities of ours or any of our Subsidiaries in relation to the discharge of the obligations of any Person other than us or one of our Subsidiaries.

        "Debt/Tangible Equity Ratio" means the ratio of (x) principal amount of Debt to (y) Tangible Net Worth.

        "Disqualified Stock" means any Capital Stock which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding. Notwithstanding the foregoing, any Capital Stock shall be deemed Disqualified Stock if the terms governing such mandatory or optional redemption pursuant to a change of control (A) are materially more favorable to the holders than the terms described under "Repurchase of Notes Upon a Change of Control" taken as a whole (including for the avoidance of doubt, if the terms governing such mandatory or optional redemption pursuant to a change of control could be triggered without triggering an Offer to Purchase upon a Change of Control with respect to the notes), or (B) do not specifically state that repurchase or redemption pursuant thereto will not occur prior to our repurchase of the notes as required by the Indenture.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Fitch" means Fitch, Inc. and its successors.

        "Foreign Subsidiary" means any Subsidiary of ours that is not organized under the laws of the United States or any State thereof or the District of Columbia and does not principally transact business within the United States.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of August 11, 2010.

        "Government-Sponsored Enterprise" shall mean (i) the Federal National Mortgage Association or any successor thereto, (ii) the Federal Home Loan Mortgage Corporation or any successor thereto, (iii) the Government National Mortgage Association and any successor thereto and (iv) any other U.S. Department of Housing and Urban Development entity.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Investment Grade Rating" means BBB- or higher by S&P, Baa3 or higher by Moody's and BBB- by Fitch, or the equivalent of such ratings by S&P, Moody's or Fitch (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

        "Lien" means any mortgage, pledge, lien, security interest or encumbrance.

        "Material Subsidiary" means any Subsidiary which together with its Subsidiaries at the time of determination had assets constituting 10% or more of consolidated assets, accounts for 10% or more of Consolidated Net Worth, or accounts for 10% or more of the revenues of us and our consolidated Subsidiaries for the Rolling Period immediately preceding the date of determination.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Note Guarantee" means a Guarantee of our obligations under the Indenture and the notes by any Subsidiary of ours.

        "Parent Holding Company" means any Subsidiary of ours that has no assets and conducts no operations other than the direct or indirect holding of Capital Stock in a Foreign Subsidiary or activities incidental thereto, including participation in financing arrangements of the Foreign Subsidiary, and the receipt, reinvestment or distribution of dividends, interest and other distributions.

        "Parent Holding Company Guarantee" means with respect to Debt of a Foreign Subsidiary, any Guarantee of the Debt by the Parent Holding Company, including a pledge by the Parent Holding Company of the Capital Stock held in the Foreign Subsidiary.

        "Person" means any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "Rating Agencies" means:

  (a)
  S&P;

  (b)
  Moody's;

  (c)
  Fitch; or

  (d)
  to the extent any of S&P, Moody's or Fitch do not make a rating on the notes publicly available for reasons outside of our control, a nationally recognized securities rating agency or agencies, as the case may be, selected by us, which shall be substituted for S&P, Moody's or Fitch, as the case may be.

        "REO Assets" of a Person means a real estate asset owned by such Person and acquired as a result of the foreclosure or other enforcement of a lien on such asset securing a Servicing Advance or loans and other mortgage-related receivables purchased or originated by us or any of our Subsidiaries in the ordinary course of business.

        "Revolving Lien" means any Lien which extends to property in existence on the date of creation of such Lien and also to any property of substantially the same characteristics subsequently acquired in the ordinary course of our business or that of a Material Subsidiary of ours.

        "Rolling Period" means with respect to any fiscal quarter, such fiscal quarter and the three immediately preceding fiscal quarters considered as a single accounting period for which internal financial statements are available.

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

        "Servicing" means loan servicing, sub-servicing rights and master servicing rights and obligations including, without limitation, one or more of the following functions (or a portion thereof): (a) the administration and collection of payments for the reduction of principal and/or the application of interest on a loan; (b) the collection of payments on account of taxes and insurance; (c) the remittance of appropriate portions of collected payments; (d) the provision of full escrow administration; (e) the right to receive fees and other compensation and any ancillary fees arising from or connected to the assets serviced, earnings and other benefits of the related accounts and, in each case, all rights, powers and privileges incident to any of the foregoing, and expressly including the right to enter into arrangements with third Persons that generate ancillary fees and benefits with respect to the serviced assets; (f) the realization on the security for a loan; and (g) any other obligation imposed on a servicer pursuant to a Servicing Agreement.

        "Servicing Advances" means advances made by us or any of our Subsidiaries in the capacity as servicer of any mortgage-related receivables to fund principal, interest, escrow, foreclosure, insurance, tax or other payments or advances when the borrower on the underlying receivable is delinquent in making payments on such receivable; to enforce remedies, manage and liquidate REO Assets; or that we or any of our Subsidiaries otherwise advance in the capacity as servicer pursuant to any Servicing Agreement.

        "Servicing Advance Facility" means any funding arrangement with lenders based in whole or in part upon Servicing Advances under which advances are made to us or any of our Subsidiaries.

        "Servicing Agreements" means any agreement between one or more Persons pursuant to which we or any of our Subsidiaries effects a Servicing, including pooling and servicing agreements, sale and servicing agreements, transfer and servicing agreements and agreements with third parties, in each case, however denominated.

        "Special Purpose Vehicle Subsidiary" means PHH Caribbean Leasing, Inc. and any Subsidiary engaged in the fleet-leasing management business which (i) is, at any one time, a party to one or more lease agreements with only one lessee and (ii) finances, at any one time, its investment in lease agreements or vehicles with only one lender, which lender may be us.

        "Subsidiary" means, with respect to any Person, any corporation, association, joint venture, partnership, limited liability company or other business entity of which at least a majority of the Voting Stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

        "Tangible Net Worth" means, with respect to any Person at any date, the Consolidated Net Worth of such Person, less the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP).

        "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary, a Subsidiary all of the outstanding Capital Stock of which (other than any director's qualifying shares) is owned by us and one or more Wholly Owned Restricted Subsidiaries (or a combination thereof).

Events of Default

        The following shall constitute events of default with respect to the notes:

  (1)
  default for a period of 30 days in payment of any interest on the notes when due;

  (2)
  default in payment of principal of (or premium, if any, on) the notes;

  (3)
  our failure to make an Offer to Purchase and thereafter accept and pay for notes tendered when and as required pursuant to "Repurchase of Notes upon a Change of Control" or to comply with "Consolidation, Merger or Sale of Assets;"

  (4)
  default in the performance of any other covenant in the Indenture with respect to the notes, including violations of the other covenants described above under "—Covenants," continued for 90 days after written notice to us by the Trustee or by the holders of at least 25% in principal amount of the notes; and

  (5)
  certain events of bankruptcy, insolvency or reorganization of us or any Material Subsidiary.

        Notwithstanding the foregoing, we may cure the covenant described under "—Debt/Tangible Equity Ratio" by being in compliance with the ratio described thereunder as of any date within 45 days following the last day of the applicable fiscal quarter.

        If an event of default with respect to the notes shall occur and be continuing, the applicable Trustee or the holders of 25% in principal amount of the outstanding notes may declare the principal and accrued interest of all of the notes to be due and payable immediately.

        The Indenture provides that the Trustee will, within 90 days after the occurrence of a default under the Indenture, give to holders of the notes notice of all uncured defaults known to it but, except in the case of a default in the payment of principal (or premium, if any) or interest on or redemption price (if called for redemption) of the notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders. The Indenture contains a provision entitling the Trustee, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the notes before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such right of indemnification, the Indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee.

        We will be required to furnish to the Trustee annually a statement as to the fulfillment by us of all of our obligations under the Indenture.

Modification and Waiver

        Under the Indenture, our rights and obligations and the rights of the holders of the notes may be changed. Any change requires the consent of a majority in principal amount of the holders of the notes; provided that no such modification shall, without the consent of the holder of each note affected thereby:

  (1)
  change the stated maturity of the principal, or any installment of principal or interest, of any note or change the redemption price;

  (2)
  reduce the principal amount of or the rate of interest on or any premium payable on redemption of any note;

  (3)
  modify the manner of determination of the rate of interest so as to affect adversely the interest of a holder or reduce the amount of the principal due and payable upon acceleration;

  (4)
  change the place or currency of payment of principal of or interest on any note;

  (5)
  impair the right to institute suit for the enforcement of any payment on or with respect to any note; or

  (6)
  modify the provisions relating to modification or amendment of the Indenture or to waiver of compliance with or defaults of certain restrictive provisions of the Indenture, except to increase the percentage in principal amount of notes required, or to provide that certain other provisions of the Indenture cannot be modified or amended without the consent of the holder of each note affected thereby.

        We and the Trustee may modify or amend the Indenture without the consent of any holder of notes to:

  (1)
  cure any ambiguity, defect, mistake or inconsistency in the Indenture;

  (2)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  comply with the provisions described under "—Consolidation, Merger or Sale of Assets" or "—Limitation on Subsidiary Debt;"

  (4)
  if required by the requirements of the Commission, comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA;

  (5)
  evidence and provide for the acceptance of appointment by a successor trustee;

  (6)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the Indenture of any such holder;

  (7)
  add covenants for the benefit of the holders or to surrender any right or power conferred upon us or any Subsidiary Guarantor;

  (8)
  secure the notes;

  (9)
  provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture; and

  (10)
  conform the text of the Indenture, the notes or Note Guarantees, if any, to any provision of this "Description of the Notes."

        The holders of a majority in principal amount of the notes may on behalf of all the holders of the notes waive the compliance with certain covenants or waive any past default except:

  (1)
  a default in payment of the principal of (or premium, if any) or interest on the notes or

  (2)
  a default in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each outstanding holder.

Defeasance and Discharge

        We may discharge our obligations under the notes and the Indenture by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of (and premium, if any) and interest on the notes to maturity or redemption, provided in the case of maturity that such maturity is within one year, subject to meeting certain other conditions.

        We may also elect to

  (1)
  discharge most of our obligations in respect of the notes and the Indenture, not including obligations related to the defeasance trust or to the replacement of notes or our obligations to the Trustee ("legal defeasance") or

  (2)
  discharge our obligations under most of the covenants and under clause (3) of "Consolidation, Merger or Sale of Assets" (and the events listed in clauses (3) and (4) under "—Events of Default" will no longer constitute Events of Default) ("covenant defeasance")

by irrevocably depositing in trust with the Trustee money or U.S. Government Obligations sufficient to pay principal of and interest on the notes to maturity or redemption and by meeting certain other conditions, including delivery to the Trustee of either a ruling received from the Internal Revenue Service or an opinion of counsel to the effect that the holders will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would otherwise have been the case. In the case of legal defeasance, such an opinion can not be given absent a change of law after August 11, 2010. The defeasance would in each case be effective when 123 days have passed since the date of the deposit in trust.

        In the case of either discharge or defeasance, the Note Guarantees, if any, will terminate.

No Liability of Directors, Officers, Employees, Incorporators, Members and Stockholders

        No director, officer, employee, incorporator, member or stockholder of ours, as such, will have any liability for any obligations of ours under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Form, Denomination and Registration of Notes

        The notes will be issued in registered form, without interest coupons, in denominations of $2,000 and higher integral multiples of $1,000, in the form of one or more global notes and, only in the limited circumstances described below, certificated notes.

        The Trustee is not required (i) to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or purchased pursuant to an Offer to Purchase, (ii) to register the transfer of or exchange any note so selected for redemption or purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any the note not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase is to occur after a regular record date but on or before the corresponding interest payment date, to register the transfer or exchange of any note on or after the regular record date and before the date of redemption or purchase.

        The notes may be presented at the corporate offices of the Trustee for registration of transfer or exchange without service charge but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global Notes

        Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC. Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the additional notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants.

        We will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC.

        Payment of principal and interest under each global note will be made to DTC's nominee as the registered owner of such global note. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the Trustee, the custodian, or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated Notes

        If DTC notifies us that it is unwilling or unable to continue as depositary for any of the global notes and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.

        If a global note is exchanged for certificated securities, the Trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures regarding those certificated notes.

Same Day Settlement

        The additional notes represented by the global notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such additional notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Governing Law

        The Indenture and the notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

        We have certain relationships with the Bank of New York Mellon Trust Company, N.A., including financial services, commercial banking and other transactions. The Bank of New York Mellon Trust Company, N.A. is a lender, along with various other lenders, in several of our credit facilities functions as the custodian for loan files, and functions as the indenture trustee on the 2012 Convertible Notes, our 4.0% Convertible Senior Notes due 2014 and the initial notes, as well as several of the vehicle management asset-backed debt facilities. We also execute forward loan sales agreements and interest rate contracts with the Bank of New York Mellon Trust Company, N.A. These transactions were entered into in the ordinary course of business upon terms, including interest rate and collateral, substantially the same as those prevailing at the time.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

        General.    We are party to the Amended Credit Facility, dated as of January 6, 2006, among us, as borrower, PHH Vehicle Management Services, Inc., our wholly owned Canadian subsidiary, as Canadian subsidiary borrower, the lenders referred to therein, and JPMorgan Chase Bank, N.A., as a lender and administrative agent for the lenders. The Amended Credit Facility provides aggregate revolving loan commitments in the amount of $525 million. As of September 30, 2011, $80 million was outstanding under the Amended Credit Facility at an interest rate of 3.8% per annum. The Amended Credit Facility was amended on November 2, 2007, March 27, 2008 and June 25, 2010, and is scheduled to terminate on February 29, 2012. We may extend the commitments of the Amended Credit Facility for an additional year, provided certain conditions are met, including the payment of extension fees and meeting a minimum liquidity requirement of at least $250 million as of February 29, 2012, among other provisions. Minimum liquidity, as defined under the agreement, is the sum of unrestricted cash and cash equivalents plus available capacity under the Amended Credit Facility less the unpaid balance of the 2012 Convertible Notes. Based on our current forecasted cash flows, we expect to meet the terms of the extension option. Pending application of the proceeds of this offering to repay our 2012 Convertible Notes, the proceeds may be used to temporarily repay outstanding borrowings under our Amended Credit Facility, originate mortgage loans or may be invested temporarily in short-term interest-bearing investment funds or similar assets. See "Use of Proceeds."

        Interest and Fees.    Pricing under the Amended Credit Facility is based upon our senior unsecured long-term debt ratings. If the ratings on our senior unsecured long-term debt assigned by Moody's Investors Service, Standard & Poor's and Fitch Ratings are not equivalent to each other, the second highest credit rating assigned by them determines pricing under the Amended Credit Facility. As of September 30, 2011, borrowings pursuant to the revolving commitments of each lender under the Amended Credit Facility bore interest at a margin of 350 bps over a benchmark index of either LIBOR or the federal funds rate or 250 bps over the alternative base rate. As of September 30, 2011, there is no utilization fee. The Amended Credit Facility also required us to pay quarterly facility fees, which as of September 30, 2011, amounted to 75 bps.

        Guarantees and Security.    Our obligations under the Amended Credit Facility are not guaranteed by any of our existing subsidiaries. We guaranty any borrowings under the Amended Credit Facility by PHH Vehicle Management Services, Inc.'s Canadian subsidiaries. Obligations under the Amended Credit Facility are not secured by collateral.

        Covenants.    The Amended Credit Facility contains certain affirmative and negative covenants, including, but not limited to, restrictions on indebtedness of material subsidiaries, transactions with affiliates, mergers, liens, liquidations and sale and leaseback transactions. In addition, the Amended Credit Facility requires that we maintain (i) on the last day of each fiscal quarter, consolidated net worth of $1.0 billion, (ii) at all times, a ratio of indebtedness to our and our subsidiaries' tangible net worth no greater than 6.5 to 1 and (iii) committed third party mortgage warehouse capacity (other than warehouse capacity provided by the GSEs) of at least $1.0 billion at all times, of which no more than $500 million may be exclusively related to the gestation of mortgage loans prior to the securitization of such loans or the sale of such loans to third-party investors, such as Fannie Mae and Freddie Mac ("Gestation Facilities"). The Amended Credit Facility also provides, subject to certain limited exceptions, that we cannot prepay or redeem indebtedness (other than our 2012 Convertible Notes, certain indebtedness permitted pursuant to the Amended Credit Facility, the Amended Credit Facility and certain permitted refinancings) or pay dividends and other restricted payments unless after giving effect thereto (i) no amounts are outstanding under the Amended Credit Facility (other than letters of credit in an amount up to $50 million), (ii) the 2012 Convertible Notes have been extended, repaid, prefunded or refinanced, (iii) we have at least $50 million in unrestricted cash and cash equivalents and

(iv) no event of default exists. In addition, the Amended Credit Facility provides that there will be no restrictions on our ability to pay dividends and other restricted payments if we have corporate ratings equal to or better than at least two of the following: Baa3 from Moody's Investors Service, BBB- from Standard & Poor's and BBB- from Fitch Ratings (in each case on stable outlook or better). Furthermore, the Amended Credit Facility includes a no negative pledge covenant, subject to certain limited exceptions (including for the notes issued in this offering), and a covenant prohibiting us from incurring senior indebtedness which matures before March 31, 2013, subject to certain limited exceptions. At September 30, 2011, we were in compliance with all of our financial covenants related to our Amended Credit Facility.

Senior Notes Due 2016

        Existing 9 1/4% Senior Notes due 2016.    On August 11, 2010, we issued $350 million aggregate principal amount of initial notes in a private placement exempt from the registration requirements of the Securities Act, the terms of which are identical to the additional notes offered hereby, except as to the offering price and issue date. On February 24, 2011, we commenced an exchange offer of the privately placed initial notes for initial notes which have been registered under the Securities Act. The registered initial notes have terms that are substantially identical to the privately placed initial notes. The exchange offer expired on March 24, 2011. The additional notes offered hereby and the previously issued initial notes will form a single series of debt securities under the Indenture.

Medium-Term Notes

        General.    As of September 30, 2011, we had $429 million aggregate principal amount of medium-term notes (the "Medium-Term Notes") issued and outstanding under the indenture, dated as of November 6, 2000 (as amended and supplemented, the "Medium-Term Notes Indenture") by and between PHH and The Bank of New York Mellon (formerly known as The Bank of New York), as successor trustee for Bank One Trust Company, N.A. The stated rate of interest of our outstanding Medium-Term Notes ranged from 7.125% to 7.85% as of September 30, 2011, and the maturity of the outstanding Medium-Term Notes ranged from March 1, 2013 to April 15, 2018, of which $421 million aggregate principal amount is due on March 1, 2013. The outstanding Medium-Term Notes are unsecured and rank senior to all of our existing and future subordinated indebtedness and equally with all of our existing and future unsecured indebtedness.

        Covenants.    The Medium-Term Notes Indenture contains certain affirmative and negative covenants, including, but not limited to, restrictions on mergers and liens. In addition, the Medium-Term Notes Indenture requires that we maintain a debt to tangible equity ratio of not more than 10 to 1. The Medium-Term Notes Indenture also restricts us from paying dividends on account of our capital stock if, after giving effect to the dividend payment, the debt to equity ratio exceeds 6.5 to 1. At September 30, 2011, we were in compliance with all of our financial covenants related to our Medium-Term Notes.

Convertible Notes

        On April 2, 2008, we completed a private offering of our 2012 Convertible Notes with an aggregate principal amount of $250 million and a maturity date of April 15, 2012 to certain qualified institutional buyers. We intend to use the net proceeds from this offering, along with cash on hand and borrowings under our Amended Credit Facility, to repay at or prior to maturity the outstanding aggregate principal amount of our 2012 Convertible Notes. Pending such use, the proceeds may be used to temporarily repay outstanding borrowings under our Amended Credit Facility, originate mortgage loans or may be invested temporarily in short-term interest-bearing funds or similar assets. See "Use of Proceeds."

        On September 29, 2009, we completed a private offering of our 2014 Convertible Notes, with an aggregate principal amount of $250 million and a maturity date of September 1, 2014 to certain qualified institutional buyers.

        The Convertible Notes are our senior unsecured obligations, which rank equally with all of our existing and future senior debt, including the notes offered hereby. The 2014 Convertible Notes are governed by an indenture (the "2014 Convertible Notes Indenture"), dated September 29, 2009, between us and The Bank of New York Mellon, as trustee. The 2012 Convertible Notes are governed by an indenture (the "2012 Convertible Notes Indenture," and, together with the 2014 Convertible Notes Indenture, the "Convertible Notes Indentures"), dated April 2, 2008, between us and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee.

        Under the 2014 Convertible Notes Indenture, holders may convert their 2014 Convertible Notes at their option on any day prior to the close of business on the "scheduled trading day" immediately preceding March 1, 2014, only under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the "measurement period") in which the trading price per note for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter and only during such calendar quarter, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on each such trading day; or (3) upon the occurrence of specified corporate events. Under the Convertible Notes Indentures, all or any portion of the 2014 Convertible Notes and the 2012 Convertible Notes are convertible, regardless of the foregoing circumstances, at any time from, and including, March 1, 2014 and October 15, 2011, respectively, through the third scheduled trading day immediately preceding their maturity on September 1, 2014 and April 15, 2012, respectively.

        Upon conversion we will pay cash and, if applicable, deliver shares of our common stock based on a "daily conversion value" calculated on a proportionate basis for each "VWAP trading day" of the relevant 60 VWAP trading day observation period. The initial conversion rate for the 2014 Convertible Notes is 38.7522 shares of common stock per $1,000 in principal amount of 2014 Convertible Notes, equivalent to a conversion price of approximately $25.805 per share of common stock. The initial conversion rate for the 2012 Convertible Notes is 48.7805 shares of common stock per $1,000 in principal amount of 2012 Notes, equivalent to a conversion price of approximately $20.50 per share of common stock. Each conversion rate is subject to adjustment in some events but will not be adjusted for accrued interest.

        Subject to certain exceptions, holders of the Convertible Notes may require us to repurchase, for cash, all or part of their Convertible Notes upon a "fundamental change" (as defined in the Convertible Notes Indentures) at a price equal to 100% of the principal amount of the Convertible Notes being repurchased plus any accrued and unpaid interest up to, but excluding, the "fundamental change repurchase date." In addition, upon a "make-whole fundamental change" (as defined in the Convertible Notes Indentures) prior to the maturity date of the Convertible Notes, we will, in some cases, increase the conversion rate for a holder of Convertible Notes that elects to convert its Convertible Notes in connection with such make-whole fundamental change. We may not redeem the 2014 Convertible Notes or the 2012 Convertible Notes prior to their maturity on September 1, 2014 and April 15, 2012, respectively.

        The 2014 Convertible Notes and 2012 Convertible Notes bear interest at 4.0% per year, payable semiannually in arrears in cash on March 1st and September 1st and April 15th and October 15th, respectively. In connection with the issuance of the 2014 Convertible Notes and 2012 Convertible Notes, we recognized an original issue discount and issuance costs of $74 million and $60 million, respectively, which are being accreted to Mortgage interest expense in our Consolidated Statements of

Operations included in our 2010 Form 10-K through March 1, 2014 and October 15, 2011, respectively, or the earliest conversion date of the 2014 Convertible Notes and 2012 Convertible Notes.

        The Convertible Notes Indentures contain certain events of default after which the Convertible Notes may in certain circumstances become due and payable immediately. Such events of default include, without limitation, the following: failure to pay interest on any Convertible Note when due and such failure continues for 30 days; failure to pay any principal of, or extension fee (if any) on, any Convertible Note when due and payable at maturity, upon required repurchase, upon acceleration or otherwise; failure to comply with our obligation to convert the Convertible Notes into cash, our common stock or a combination of cash and our common stock, as applicable, upon exercise of a holder's conversion right and such failure continues for 5 days; failure in performance or breach of any covenant or agreement by us under the Indenture and such failure or breach continues for 60 days after written notice has been given to us; failure by us to comply with our notice obligations in connection with a fundamental change or specified corporate events, as applicable; failure to pay any indebtedness borrowed by us or one of our majority owned subsidiaries in an outstanding principal amount in excess of $25 million if such default is not rescinded or annulled within 30 days after written notice; failure by us or one of our majority-owned subsidiaries to pay, bond or otherwise discharge any judgments or orders in excess of $25 million within 60 days of notice; and certain events in bankruptcy, insolvency or reorganization of our Company.

        In connection with the issuance of the 2014 Convertible Notes and the 2012 Convertible Notes, we entered into convertible note hedging transactions with respect to the Conversion Premium (the "2014 Purchased Options" and the "2012 Purchased Options," respectively, and the "Purchased Options" collectively) and warrant transactions whereby we sold warrants to acquire, subject to certain anti-dilution adjustments, shares of our common stock. The 2014 Purchased Options are intended to reduce the potential dilution of our common stock upon potential future conversion of the 2014 Convertible Notes and generally have the effect of increasing the conversion price of the 2014 Convertible Notes from $25.805 (based on the initial conversion rate of 38.7522 shares of our common stock per $1,000 principal amount of the 2014 Convertible Notes) to $34.74 per share. The 2012 Purchased Options are intended to reduce the potential dilution to our common stock upon potential future conversion of the 2012 Convertible Notes and generally have the effect of increasing the conversion price of the 2012 Convertible Notes from $20.50 (based on the initial conversion rate of 48.7805 shares of our common stock per $1,000 principal amount of the 2012 Convertible Notes) to $27.20 per share.

        The New York Stock Exchange listing standards require stockholder approval prior to the issuance of shares of common stock or securities convertible into common stock that will, or will upon issuance, equal or exceed 20% of outstanding shares of common stock. Unless and until stockholder approval to exceed this limitation is obtained, we will settle conversion of the 2014 Convertible Notes entirely in cash.

Asset-Backed Debt

Vehicle Management Asset-Backed Debt

        As of September 30, 2011, our subsidiaries had the following series of existing asset-backed notes outstanding:

Outstanding Principal Amount
(in millions)
Chesapeake Series 2009-1 Term Notes	$411
Chesapeake Series 2009-2 Class A Term Notes	664
Chesapeake Series 2009-2 Class B Term Notes	30
Chesapeake Series 2009-2 Class C Term Notes	27
Chesapeake Series 2009-3 Class A Term Notes	50
Chesapeake Series 2009-3 Class B Term Notes	2
Chesapeake Series 2009-4 Class A Term Notes	77
Chesapeake Series 2009-4 Class B Term Notes	9
Chesapeake Series 2009-4 Class C Term Notes	9
Chesapeake Series 2010-1 Class A Variable Funding Notes	463
Chesapeake Series 2010-1 Class B Term Notes	23
Chesapeake Series 2011-1 Class A Variable Funding Notes	331
Chesapeake Series 2011-1 Class B Term Notes	16
Chesapeake Series 2011-2 Class A Term Notes	327
Chesapeake Series 2011-2 Class B Term Notes	8
FLRT Series 2010-1 Notes	136
FLRT Series 2010-2 Notes	317
Other	33

Total Vehicle Management Asset-Backed Debt	$2,933

        General.    Vehicle management asset-backed debt primarily represents variable-rate debt issued by our wholly owned subsidiary, Chesapeake Funding LLC ("Chesapeake"), under the Series 2009-1, 2009-2, 2009-3, 2009-4, 2010-1, 2011-1 and 2011-2 Notes (each as defined herein, and collectively referred to as the "Chesapeake Term Notes") to support the acquisition of vehicles used by our Fleet Management Services segment's U.S. leasing operations. Provided no termination or amortization event has occurred, the Chesapeake Series 2010-1 and 2011-1 Notes have revolving periods during which time the pro-rata share of lease cash flows pledged to Chesapeake will create availability to fund the acquisition of vehicles to be leased to customers of our Fleet Management Services segment. As of September 30, 2011, the Chesapeake Series 2009-3, 2010-1 Class B, 2011-1 Class B and 2011-2 Notes were revolving in accordance with their terms, and the Chesapeake Series 2009-1, 2009-2 and 2009-4 Notes had begun to amortize in accordance with their terms. The revolving period for the Series 2009-3 Notes, however, expired on October 20, 2011. As of September 30, 2011, variable funding Series 2010-1 and 2011-1 Notes were also revolving in accordance with their terms. The FLRT Series 2010-1 and Series 2010-2 Notes (as defined herein and collectively referred to herein as the "FLRT 2010 Notes") issued by Fleet Leasing Receivables Trust, our Canadian special purpose trust ("FLRT") are amortizing notes with no revolving period.

Chesapeake Funding LLC

        Series 2009-1 Term Notes.    On June 9, 2009, Chesapeake issued $1.0 billion in aggregate principal amount of its Floating Rate Asset Backed Investor Notes ("Series 2009-1 Notes"). The Series 2009-1 Notes had a twelve month revolving period, after which the Series 2009-1 Notes began amortizing with the initial amortization payment made on June 15, 2010. The Series 2009-1 Notes bear interest payable monthly based on a fixed spread over one month LIBOR. The Series 2009-1 Notes are subject to certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

        Series 2009-2 Class A, B and C Term Notes.    On September 11, 2009, Chesapeake issued: (i) $850 million in aggregate principal amount of its Series 2009-2 Floating Rate Asset Backed Investor Notes, Class A; (ii) $31.4 million in aggregate principal amount of its Series 2009-2 Floating Rate Asset Backed Investor Notes, Class B; and (iii) $29.1 million in aggregate principal amount of its Series 2009-2 Floating Rate Asset Backed Investor Notes, Class C (Classes A, B and C collectively, the "Series 2009-2 Notes"). The Series 2009-2 Notes had an eighteen month revolving period, after which the Series 2009-2 Notes began amortizing with the initial amortization payment made on April 15, 2011. The Series 2009-2 Notes bear interest payable monthly based on a fixed spread over one month LIBOR. The Series 2009-2 Notes are subject to certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

        Series 2009-3 Class A and B Term Notes.    On November 18, 2009, Chesapeake issued: (i) $50 million in aggregate principal amount of Series 2009-3 Floating Rate Asset Backed Investor Notes, Class A and (ii) $1,848,000 aggregate principal amount of Series 2009-3 Floating Rate Asset Backed Investor Notes, Class B (Classes A and B collectively, the "Series 2009-3 Notes"). The Series 2009-3 Notes had a twenty-four month revolving period, after which the Series 2009-3 Notes began amortizing with the initial amortization payment made on November 7, 2011. The Series 2009-3 Notes bear interest payable monthly based on a fixed spread over one month LIBOR. The Series 2009-3 Notes are subject to certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

        Series 2009-4 Class A, B and C Term Notes.    On December 18, 2009, Chesapeake issued: (i) $250 million in aggregate principal amount of its Series 2009-4 Floating Rate Asset Backed Investor Notes, Class A, (ii) $9.25 million in aggregate principal amount of its Series 2009-4 Floating Rate Asset Backed Investor Notes, Class B, and (iii) $8.55 million in aggregate principal amount of its Series 2009-4 Floating Rate Asset Backed Investor Notes, Class C (Classes A, B and C collectively, the "Series 2009-4 Notes"). The Series 2009-4 Notes had a four month revolving period, after which the Series 2009-4 Notes began amortizing with the initial amortization payment made on April 7, 2010. The Series 2009-4 Notes bear interest payable monthly based on a fixed spread over one month LIBOR. The Series 2009-4 Notes are subject to certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

        Series 2010-1 Class A and B Term Notes.    On June 1, 2010, Chesapeake entered into a Series 2010-1 Supplement pursuant to which Chesapeake may issue, from time to time, up to $1 billion in aggregate principal amount of notes under commitments provided by a syndicate of lenders and issued: (i) $500 million in aggregate principal amount of the Series 2010-1 Floating Rate Asset Backed Variable Funding Investor Notes, Class A and (ii) approximately $33.0 million in aggregate principal amount of Series 2010-1 Floating Rate Asset Backed Investor Notes, Class B (Classes A and B together, the "Series 2010-1 Notes"). Net proceeds from the Series 2010-1 Notes were used to repay and terminate the remaining outstanding balance of $370 million under Chesapeake's Series 2006-2 Notes, increase borrowings relative to the pool of eligible lease assets and fund certain other fees and costs in connection with the issuance of the Series 2010-1 Notes. The Series 2010-1 Class B Notes were sold to PHH Sub 2, Inc., our indirect wholly owned subsidiary, and subsequently resold to a third-party investor on October 4, 2010. On June 29, 2011, Chesapeake amended the Series 2010-1 Supplement. As a result of amending the Series 2010-1 Supplement the revolving period of Chesapeake's 2010-1 Notes was extended to June 27, 2012 and the total committed funding available to Chesapeake under the Series 2010-1 Supplement was reduced from $1.0 billion to $700 million. The Series 2010-1 Notes bear interest payable monthly at variable rates based on a fixed spread over one month LIBOR. The Series 2010-1 Supplement contains customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens. Under the Series 2010-1 Supplement, the amortization events include, among other things, any failure by us to maintain (i) on the last day of each fiscal quarter, consolidated net worth of $1.0 billion and (ii) at any time, a ratio of our and our subsidiaries' indebtedness to our and our subsidiaries' tangible net worth less than or equal to 6.5 to 1. Chesapeake has the option to prepay the Series 2010-1 Notes upon notice at a price equal to the aggregate outstanding principal balance plus accrued and unpaid interest on such balance and certain applicable fees.

        Series 2011-1 Class A and B Term Notes.    On June 29, 2011, Chesapeake entered into a Series 2011-1 Supplement pursuant to which Chesapeake may issue from time to time up to $500 million in aggregate principal amount of notes under commitments provided by a syndicate of lenders and issued: (i) approximately $409.2 million in aggregate principal amount of Series 2011-1 Floating Rate Asset Backed Variable Funding Investor Notes, Class A and (ii) approximately $16.5 million in aggregate principal amount of Series 2011-1 Floating Rate Asset Backed Investor Notes, Class B (Classes A and B together, the "Series 2011-1 Notes"). Net proceeds received from the Series 2011-1 Notes were used to pay down a portion of Chesapeake's Series 2010-1 Notes. The Series 2011-1 Notes have a twenty-four month revolving period, after which the Series 2011-1 Notes will amortize with the initial amortization payment being made on July 8, 2013. The Series 2011-1 Notes bear interest payable monthly at variable rates based on a fixed spread over one month LIBOR. The Series 2011-1 Supplement contains certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

        As a result of amending the Series 2010-1 Supplement and entering into the Series 2011-1 Supplement on June 29, 2011, the maturity of Chesapeake's committed funding was extended and the availability was increased.

        Series 2011-2 Class A, B and C Term Notes.    On September 28, 2011, Chesapeake issued: (i) approximately $326.8 million in aggregate principal amount of Series 2011-2 Floating Rate Asset Backed Investor Notes, Class A, (ii) approximately $12.0 million in aggregate principal amount of Series 2011-2 Floating Rate Asset Backed Investor Notes, Class B and (iii) approximately $11.2 million in aggregate principal amount of Series 2011-2 Floating Rate Asset Backed Investor Notes, Class C (Classes A, B and C collectively, the "Series 2011-2 Notes"). All of the Series 2011-2 Class A Notes and $8.0 million in aggregate principal amount of the Series 2011-2 Class B Notes were sold to third party purchasers unaffiliated with Chesapeake or us. The remaining $4.0 million in aggregate principal amount of the Series 2011-2 Class B Notes and all of the Series 2011-2 Class C Notes were retained by PHH Sub 2 Inc., our indirect wholly owned subsidiary. Substantially all of the net proceeds of the sale of the Series 2011-2 Notes were used to pay down a portion of Chesapeake's Series 2010-1 Notes and Series 2011-1 Notes. The Series 2011-2 Notes have a twenty-four month revolving period, after which the Series 2011-2 Notes will amortize with the initial amortization payment being made on October 7, 2013. The Series 2011-2 Notes bear interest payable monthly at variable rates based on a fixed spread over one month LIBOR. The Series 2011-2 Notes are subject to certain customary covenants that limit Chesapeake's ability, among other things, to incur additional indebtedness, pay dividends on or redeem or repurchase its own equity interests, make certain investments, expand into unrelated businesses and create liens.

Fleet Leasing Receivables Trust

        Series 2010-1 Class A and B Notes.    On January 27, 2010, FLRT issued approximately $119 million of senior Class A-1 term asset-backed notes which was comprised of two subclasses of senior term asset backed notes (the "FLRT Series 2010-1 Class A-1 Notes") and approximately $224 million of senior Class A-2 term asset-backed notes which was comprised of two subclasses of senior term asset backed notes (the "FLRT Series 2010-1 Class A-2 Notes" and together with the Series 2010-1 Class A-1 Notes, collectively the "FLRT Series 2010-1 Class A Notes") to finance a fixed pool of eligible lease assets in Canada. Three of the four subclasses of FLRT Series 2010-1 Class A Notes were denominated in Canadian dollars with the remaining subclass of FLRT Series 2010-1 Class A Notes denominated in U.S. dollars. The FLRT Series 2010-1 Class A-1 notes and Class A-2 notes are amortizing notes and have maturity dates of February 15, 2011 and November 15, 2013, respectively. On the same date, FLRT also issued C$16,952,000 in aggregate principal amount of Series 2010-1 Class B asset-backed notes (the "Series 2010-1 Class B Notes," and, together with the FLRT Series 2010-1 Class A Notes, the "FLRT Series 2010-1 Notes"). This series of transactions resulted in the sale of certain fleet lease assets originated and serviced by PHH Vehicle Management Services, Inc. to FLRT, which, in turn, issued and sold approximately C$363 million of the FLRT Series 2010-1 Class A Notes backed by the PHH Vehicle Management Services, Inc. fleet lease assets. FLRT is a Canadian special purpose trust established and administered by PHH Vehicle Management Services, Inc. for the purpose of acquiring, disposing of and administering fleet leases and borrowing funds or issuing securities to finance the acquisition of such assets. The FLRT Series 2010-1 Notes were issued as amortizing and bear interest payable monthly based on fixed annual percentage rates with the first interest and principal payment made by FLRT on February 15, 2010.

        On August 31, 2010, FLRT entered into the Series 2010-2 indenture supplement pursuant to which up to $243 million in aggregate principal amount of notes (the "FLRT Series 2010-2 Notes") were issuable under commitments provided by a syndicate of lenders to finance eligible fleet lease assets in Canada. On that date, $134 million of senior asset-backed notes were issued and used to pay down amounts outstanding under an unsecured facility. In October 2010, the committed aggregate principal amount of the FLRT Series 2010-2 Notes was increased to $301 million. In December 2010, FLRT issued $87 million of additional FLRT Series 2010-2 Notes. The FLRT Series 2010-2 Notes are denominated in Canadian dollars and were issued as amortizing.

        On August 31, 2011, the Series 2010-2 indenture supplement of the FLRT facility was amended to extend the maturity date to August 30, 2012. The FLRT facility was also amended in the third quarter of 2011 to increase capacity to $343 million. On November 1, 2011, the FLRT 2010-2 series was further amended to increase capacity to $565 million. The commitments of FLRT facility are renewable subject to agreement by the parties. In 2011, FLRT issued an additional $209 million of FLRT Series 2010-2 Notes.

Mortgage Warehouse Asset-Backed Facilities

        Bank of America Warehouse Facility.    On October 14, 2010, PHH Mortgage entered into a $200 million committed mortgage warehouse financing facility with Bank of America, pursuant to a master repurchase agreement and certain related agreements. On October 13, 2011, the committed mortgage warehouse asset-backed debt facility with Bank of America was amended and restated to provide for $400 million of aggregate committed borrowing capacity for the warehousing and gestation of mortgages and was extended through October 11, 2012, with the option to renew the agreement for another year. On October 13, 2011, we also allowed our $500 million off-balance sheet gestation facility with Bank of America to expire.

        JPMorgan Gestation Facility.    On September 2, 2010, PHH Mortgage entered into the Mortgage Loan Participation Sale Agreement, dated September 2, 2010 (the "JPMorgan Gestation Facility") with

JPMorgan Chase Bank, N.A., as purchaser ("JPMorgan"). Subject to compliance with the terms and conditions of the JPMorgan Gestation Facility, including the affirmative and negative covenants contained therein, the JPMorgan Gestation Facility commits JPMorgan to purchase from PHH Mortgage, from time to time during the term of the JPMorgan Gestation Facility, participation certificates evidencing a 100% undivided beneficial ownership interest in pools of fully amortizing first lien residential mortgage loans that are intended to ultimately be included in residential mortgage-backed securities issued or guaranteed by Ginnie Mae, Fannie Mae or Freddie Mac (the "Agency Mortgage-Backed Securities").

        The aggregate purchase price of participation certificates owned by JPMorgan at any given time for which JPMorgan has not been paid the purchase price for the related Agency Mortgage-Backed Securities by the applicable takeout investor as specified in the applicable takeout commitment cannot exceed $500 million. The settlement of the sale of the Agency Mortgage-Backed Securities to third party takeout investors will effectively increase availability under JPMorgan's purchase commitment, subject to the maximum commitment of $500 million, by reducing the amount of participation certificates that JPMorgan owns on the settlement date of such Agency Mortgage-Backed Securities. The revolving nature of the purchase commitment under the JPMorgan Gestation Facility provides PHH Mortgage with incremental funding capacity for originated mortgage loans prior to their securitization into Agency Mortgage-Backed Securities. On September 27, 2011, the JPMorgan Gestation Facility was amended to, among other things, extend the expiration date. Unless terminated earlier in accordance with its terms, upon the occurrence of specified termination events, including, among other things, certain defaults in payment with respect to other indebtedness by PHH or PHH Mortgage, the JPMorgan Gestation Facility expires on September 30, 2012.

        The JPMorgan Gestation Facility contains various financial and non-financial covenants, including, among others, a covenant requiring PHH to maintain consolidated net worth of not less than $1 billion measured as of the last day of each fiscal quarter, a covenant requiring PHH and its subsidiaries, including PHH Mortgage, at all times, to maintain a ratio of indebtedness to tangible net worth of not greater than 6.5 to 1, and a covenant requiring PHH and its subsidiaries, including PHH Mortgage, to maintain committed third party mortgage warehouse capacity (excluding uncommitted warehouse capacity provided by the GSEs) of at least $1.0 billion at all times, of which no more than $500 million may be committed to facilities that are exclusively related to Gestation Facilities. The JPMorgan Gestation Facility, subject to certain limited exceptions, also contains various negative covenants that restrict the ability of PHH Mortgage and the material subsidiaries of PHH to, among other things, incur and prepay certain indebtedness. PHH Mortgage is also generally required to maintain its status as an approved Ginnie Mae, Fannie Mae and Freddie Mac seller/servicer, subject to certain limited exceptions.

        RBS Warehouse Repurchase Facility.    On June 24, 2011, PHH Mortgage, our wholly-owned subsidiary, entered into the Third Amended and Restated Master Repurchase Agreement (the "Third Amended Repurchase Agreement"), among PHH Mortgage, as seller, and The Royal Bank of Scotland plc ("RBS"), as buyer. The Third Amended Repurchase Agreement provides for $700 million of mortgage warehouse financing capacity, $500 million of which is committed capacity and $200 million of which is uncommitted capacity (the "RBS Repurchase Facility"). Subject to compliance with the terms of the Third Amended Repurchase Agreement, the RBS Repurchase Facility will expire on June 22, 2012. The Third Amended Repurchase Agreement contains various financial and non-financial covenants, including a covenant requiring the Company to maintain consolidated net worth of not less than $1.0 billion measured as of the last day of each fiscal quarter, a covenant requiring the Company to maintain a ratio of indebtedness to tangible net worth of not greater than 6.5 to 1, and a covenant requiring PHH Mortgage to maintain at least $1.0 billion of committed capacity under mortgage warehouse or gestation facilities exclusive of the RBS Repurchase Facility, provided that no more than $500 million of such capacity is in respect of facilities that are exclusively gestation facilities. As of September 30, 2011, in addition to the RBS Repurchase Facility, PHH Mortgage maintained more than $2.4 billion in qualifying mortgage repurchase or warehouse facilities, excluding a $500 million Bank of America Gestation Facility, which was allowed to expire on October 13, 2011. This amount, however, includes our $350 million PHH Mortgage Facility (as defined herein), our $500 million JPMorgan Gestation Facility, which require maintenance of at least $1.0 billion of warehouse facilities (with no more than $500 million of gestation facilities included towards the minimum, excluding the uncommitted facilities provided by Fannie Mae) and $1.0 billion of warehouse facilities (excluding uncommitted facilities provided by the GSEs). The assets collateralizing the RBS Repurchase Facility are not available to pay our general obligations or those of PHH Mortgage.

        Credit Suisse Warehouse Repurchase Facilities.    On May 25, 2011, we renewed up to $675 million of committed 364-day mortgage warehouse capacity under the two Credit Suisse Repurchase Facilities (as defined herein). PHH Mortgage, our wholly owned subsidiary, renewed its $350 million committed mortgage warehouse financing facility (the "PHH Mortgage Facility") pursuant to an Amended and Restated Master Repurchase Agreement, dated May 25, 2011, by and among us, as guarantor, PHH Mortgage, as seller, and Credit Suisse First Boston Mortgage Capital, LLC, as buyer. PHH Home Loans, our indirect majority owned subsidiary, and certain of PHH Home Loans' wholly owned subsidiaries renewed its $325 million committed mortgage warehouse financing facility (the "PHH Home Loans Facility," and, together with the PHH Mortgage Facility, the "Credit Suisse Repurchase Facilities"), pursuant to an Amended and Restated Master Repurchase Agreement, dated May 25, 2011, by and among PHH Home Loans and the subsidiaries of PHH Home Loans named therein, as sellers, and Credit Suisse First Boston Mortgage Capital, LLC, as buyer (the "PHH Home Loans Repurchase Agreement"). Borrowings under the Credit Suisse Repurchase Facilities bear interest at variable rates. The covenants under the PHH Mortgage Facility provide, among other things, that we must maintain (i) on the last day of each fiscal quarter, consolidated net worth of at least $1.0 billion and (ii) at all times, a ratio of indebtedness to our tangible net worth less than or equal to 6.5 to 1. Further, the PHH Mortgage Facility requires PHH Mortgage to maintain a minimum of $1.0 billion in committed mortgage repurchase or warehouse facilities, with no more than $500 million of gestation facilities included towards the minimum, excluding the uncommitted facilities provided by Fannie Mae. The covenants under the PHH Home Loans Facility provide, among other things, that PHH Home Loans must maintain at all times a specified adjusted tangible net worth and ratio of indebtedness to adjusted tangible net worth. The agreements governing the Credit Suisse Repurchase Facilities provide that in the event of an event of default or termination event, as the case may be, for any dividend paid by us or certain of our mortgage subsidiaries, including PHH Mortgage or PHH Home Loans, an equal dollar amount must be remitted to the lenders and applied against outstanding borrowings. The PHH Facility Amendments permit PHH Mortgage to borrow additional amounts to the extent of any unused portion of PHH Home Loan's commitment, up to $500 million in total borrowings at PHH Mortgage.

        Ally Bank Warehouse Repurchase Agreement.    On April 8, 2010, the PHH Home Loans entered into a $150 million committed mortgage warehouse financing facility with Ally Bank pursuant to a master repurchase agreement and certain related agreements. On July 28, 2011, the maturity date of the $150 million variable-rate committed mortgage warehouse facility was extended from July 31, 2011 to the earliest of (i) December 1, 2011 as such date may be extended in writing by Ally Bank, in its sole discretion, (ii) the date that is 90 days after either PHH Home Loans or Ally Bank gives notice to the other of termination, or (iii) the date that the facility is otherwise terminated in accordance with its terms following an event of default. On November 30, 2011, we entered into a five day extension letter agreement, extending the termination date to December 8, 2011. Effective December 6, 2011, we entered into an amendment pursuant to which the commitment amount of the facility was reduced to $75 million and the expiration date was extended to April 1, 2012; provided, however, no new loans may be funded under the facility after March 1, 2012. The covenants under PHH Home Loans' mortgage warehouse financing facility with Ally Bank provide, among other things, that PHH Home

Loans must maintain at all times a specified tangible net worth and ratio of indebtedness to tangible net worth.

        Wells Fargo Repurchase Facilities.    On August 12, 2011, PHH Mortgage and PHH Home Loans each entered into separate master repurchase agreements with Wells Fargo Bank, N.A. (the "Wells Fargo Repurchase Facilities"). The Wells Fargo Repurchase Facilities provide $300 million and $150 million of committed mortgage warehouse financing capacity to PHH Mortgage and PHH Home Loans, respectively. The covenants under the Wells Fargo Repurchase Facility between Wells Fargo, PHH Mortgage and us, as guarantor, provide, among other things, that we must maintain (i) on the last day of any fiscal quarter, consolidated net worth of at least $1.0 billion and (ii) at all times, a ratio of indebtedness to adjusted tangible net worth less than or equal to 6.5 to 1. The covenants under the Wells Fargo Repurchase Facility between Wells Fargo and PHH Home Loans provide, among other things, that PHH Home Loans must maintain at all times a specified adjusted tangible net worth and ratio of indebtedness to adjusted tangible net worth. The agreements governing the Wells Fargo Repurchase Facilities prohibit us and certain of our mortgage subsidiaries, including PHH Mortgage and PHH Home Loans, from paying any dividends in the event of an event of default or if the payment of such dividend would cause a violation of a financial covenant, unless such restriction would cause a breach or default under our Amended Credit Facility. Each of the Wells Fargo Repurchase Facilities contain customary representations, warranties, covenants, conditions precedent and indemnification provisions and are scheduled to terminate on August 10, 2012.

        Fannie Mae Repurchase Facilities.    PHH Mortgage maintains a variable-rate uncommitted mortgage repurchase facility with Fannie Mae which provides for approximately $2.0 billion of uncommitted capacity and is subject to termination by Fannie Mae upon 30-day notice. The total uncommitted capacity of this variable-rate facility is subject to change by Fannie Mae at any time.

        Additionally, PHH Mortgage maintains a servicing advance facility with Fannie Mae with a total committed capacity of $120 million. This servicing advance facility entitles PHH Mortgage to early reimbursement by Fannie Mae of certain servicing advances for mortgages sold to Fannie Mae. Fannie Mae is entitled to recoup such early reimbursement amounts on the termination of the early reimbursement period. The early reimbursement period is scheduled to terminate on March 31, 2012, provided no stop event has occurred that has not been waived, and may be extended by mutual agreement of the parties.

        In December 2010, PHH Mortgage entered into a letter agreement with Fannie Mae (the "Committed Funding Letter Agreement"). Subject to compliance with its terms and conditions and provided no termination event has occurred pursuant to which Fannie Mae has exercised its right to terminate the Committed Funding Letter Agreement, the Committed Funding Letter Agreement commits Fannie Mae to accept sale and delivery and to purchase from PHH Mortgage, mortgage loans and pools of mortgage loans pursuant to Fannie Mae's "As Soon as Pooled" ("ASAP") and "As Soon as Pooled Plus" ("ASAP Plus") early funding programs from time to time during the term of the Committed Funding Letter Agreement. Fannie Mae will not be committed to purchase mortgage loans or pools of mortgage loans from PHH Mortgage to the extent that, after giving effect to the purchase thereof, the aggregate unpaid principal balance of mortgage loans and pools of mortgage loans considered to be Pending (as defined in the Committed Funding Letter Agreement) under PHH Mortgage's ASAP and ASAP Plus agreements with Fannie Mae would exceed $1 billion. Commitment fees under the Committed Funding Letter Agreement are fixed at $3.5 million per annum. Subject to Fannie Mae's and PHH Mortgage's early termination rights, the Committed Funding Letter Agreement is scheduled to terminate on December 16, 2011. The incremental funding provided by the Committed Funding Letter Agreement is in addition to the uncommitted variable-rate mortgage funding arrangements that PHH Mortgage maintains with Fannie Mae. Total committed capacity was approximately $1.0 billion as of September 30, 2011.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of material U.S. federal income tax considerations to a Non-U.S. Holder (as defined below) relating to the acquisition, ownership and disposition of the additional notes, as of the date hereof. This discussion does not address specific tax considerations that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax-exempt entities, common trust funds, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold additional notes as part of a straddle, synthetic security, conversion transaction, or other integrated investment comprising additional notes and one or more other investments). This discussion is limited to the tax considerations to those Non-U.S. Holders that purchase the additional notes in this offering at their issue price and that hold such additional notes as capital assets (generally, property held for investment) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax considerations arising under U.S. federal gift or estate or other federal tax laws or under the tax laws of any state, local or foreign jurisdiction. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations (the "Treasury Regulations") promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect.

        For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of additional notes other than a partnership (or entity treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is not any of the following: (i) a citizen or individual resident of the United States; (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source; or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the trust's administration and one or more U.S. persons have the authority to control all its substantial decisions or (B) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Payments of Interest

        Payments of interest on the additional notes to a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax, provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  the Non-U.S. Holder is not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

  •
  either (i) the Non-U.S. Holder certifies on the appropriate Internal Revenue Service ("IRS") form, under penalties of perjury, that it is not a U.S. person and provides its name and address, or (ii) the additional notes are held through certain foreign intermediaries and the Non-U.S. Holder satisfies certain certification requirements of the applicable Treasury Regulations, and, in either case, the withholding agent does not have actual knowledge or reason to know that the beneficial owner of the additional notes is a U.S. person. Special certification rules apply to certain Non-U.S. Holders that are entities other than individuals.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax or a lower rate as may be specified by an applicable tax treaty, unless the interest is effectively connected with the conduct of a

U.S. trade or business as described below. A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty.

        Generally, if interest on the additional notes is effectively connected with the conduct of a U.S. trade or business of the Non-U.S. Holder and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States, the Non-U.S. Holder will not be subject to the 30% withholding if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such interest will be subject to U.S. federal income tax on a net-income basis at the applicable graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional "branch profits tax" which is generally imposed on a foreign corporation on the repatriation from the U.S. of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% or lower rate as may be specified by an applicable tax treaty.

Disposition of Additional Notes

        Generally, the 30% withholding tax described above is not applicable to any gain realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a note.

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a note unless (i) the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or (ii) such gain is effectively connected with the Non-U.S. Holder's U.S. trade or business and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States.

Information Reporting and Backup Withholding

        Payments of Interest.    Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to such payments and certain other information must be reported to the IRS. Such information may also be provided to the authorities of the country in which a Non-U.S. Holder resides pursuant to the terms of an applicable tax treaty.

        In general, backup withholding will not be required with respect to payments that we make to a Non-U.S. Holder if the Non-U.S. Holder has furnished the requisite documentation described above under "—Payments of Interest" or otherwise established an exemption, provided that the withholding agent does not have actual knowledge or reason to know that the beneficial owner of the additional notes is a U.S. person or that the conditions for any exemption are not in fact satisfied. Certain additional rules may apply where the additional notes are held through a custodian, nominee, broker, foreign partnership or foreign intermediary.

        Disposition of Additional Notes.    Information reporting and backup withholding will not apply to the proceeds of the sale of a note made within the United States or conducted through certain U.S.-related financial intermediaries by a Non-U.S. Holder, if the payor receives the requisite documentation described above under "—Payments of Interest" and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption.

        Any amount paid as backup withholding will be creditable against the Non-U.S. Holder's U.S. federal income tax liability or, in the absence thereof, eligible for refund, provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

 UNDERWRITING

        Citigroup Global Markets Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
RBS Securities Inc.
Wells Fargo Securities, LLC
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.

Total	$

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed        % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed        % of the principal amount of the notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

        We have agreed that, through and including the business day following the close of this offering, we will not, without the prior written consent of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (which consent may be withheld at the sole discretion of Citigroup Global Markets Inc. and J.P. Morgan Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1 under the Exchange Act , or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of PHH or securities exchangeable for or convertible into debt securities of PHH. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to this lock-up agreement at anytime without notice.

        The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by us
Per note		%

        We estimate that our total expenses for this offering will be $            .

        In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of more notes than they are required to purchase in the offering.

  •
  Covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. Affiliates of each of the underwriters are lenders under, and an affiliate of J.P. Morgan Securities LLC is the administrative agent for, our Amended Credit Facility. PHH maintains mortgage warehouse facilities with affiliates of each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Securities Inc. and Wells Fargo Securities, LLC. Additionally, Merrill Lynch, Pierce, Fenner & Smith Incorporated is affiliated with Merrill Lynch, one of our largest private-label clients. We intend to use the net proceeds from this offering, along with cash on hand and borrowings under our Amended Credit Facility, to repay at or prior to maturity the outstanding aggregate principal amount of our 2012 Convertible Notes. Pending application of the proceeds of this offering to repay our 2012 Convertible Notes, the proceeds may be used to temporarily repay outstanding borrowings under our Amended Credit Facility, originate mortgage loans or may be invested temporarily in short-term interest-bearing investment funds or similar assets. In the event net proceeds from this offering are used to temporarily repay the Amended Credit Facility, the underwriters may receive their proportionate share of the amount temporarily being repaid. See "Use of Proceeds."

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of notes to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        We have not authorized and do not authorize the making of any offer of notes through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the notes as contemplated in this prospectus. Accordingly, no purchaser of the notes, other than the underwriters, is authorized to make any further offer of the notes on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        Certain legal matters related to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters of Maryland law will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland. The validity of the notes will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedules, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of PHH Corporation's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

PHH Corporation

9 1/4% Senior Notes due 2016

PROSPECTUS

Joint Book-Running Managers

Citigroup			J.P. Morgan
BofA Merrill Lynch	Goldman, Sachs & Co.	RBS	Wells Fargo Securities

Co-Managers

RBC Capital Markets	Scotia Capital

                   , 2011

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts, except the SEC registration fee, are estimates:

	Amount to be paid
SEC registration fee	$	*
Legal fees and expenses		345,000
Accounting fees and expenses		90,000
Trustee's and transfer agent's fees and expenses		15,000
Rating agency fees		168,750
Printing and engraving costs		75,000
Miscellaneous		15,000

Total	$	*

*
To be deferred pursuant to Rule 456(b) of the Securities Act, and calculated in connection with an offering of securities under this registration statement pursuant to Rule 457(r) of the Securities Act.

Item 15.    Indemnification of Directors and Officers

        As permitted by the Maryland General Corporation Law ("MGCL"), Article Eighth, Paragraph (a)(5) of PHH Corporation's charter, provides for indemnification of directors and officers of PHH Corporation, as follows:

    (5) The Corporation shall indemnify (A) its current and former directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the MGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be authorized by the Board of Directors or the Corporation's By-Laws and be permitted by applicable law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

        The MGCL permits a corporation to indemnify its directors and officers (which include any person who is, or was, serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise, or employee benefit plan), among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to such proceedings and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceedings, the director or officer had reasonable cause to believe that the action or omission was unlawful.

        As permitted by the MGCL, Article Eighth, Paragraph (a)(6) of PHH Corporation's charter provides for limitation of liability of directors and officers of PHH Corporation, as follows:

    (6) To the fullest extent permitted by applicable law, as amended or interpreted, no current or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

        The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) the person actually received an improper benefit or profit in money, property or services or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        PHH Corporation has entered into indemnification agreements with members of its board of directors, including its President and Chief Executive Officer, Jerome J. Selitto. Pursuant to such indemnification agreements, PHH Corporation has agreed to indemnify and advance expenses and costs incurred by each director in connection with any claims, suits or proceedings arising as a result of his or her service as a director, to the maximum extent permitted by law, including third party claims and proceedings brought by or in right of PHH Corporation.

        As permitted under Section 2-418(k) of the MGCL, PHH Corporation has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such, whether or not PHH Corporation would have the power to indemnify such persons under the provisions of Maryland law governing indemnification.

Item 16.    Exhibits.

        A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act to any purchaser:

            (i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

            (ii)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

          (5)   (a) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Laurel, State of New Jersey, on December 7, 2011.

PHH CORPORATION
By:	/s/ JEROME J. SELITTO Name: Jerome J. Selitto Title: President and Chief Executive Officer

        Each person whose signature appears below constitutes and appoints Jerome J. Selitto, Glen A. Messina and William F. Brown, and each or any one of them, as his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ JEROME J. SELITTO Jerome J. Selitto	President and Chief Executive Officer (Principal Executive Officer)	December 7, 2011
/s/ DAVID COLES David Coles	Interim Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 7, 2011
/s/ JAMES W. BRINKLEY James W. Brinkley	Director	December 7, 2011

Signature	Title	Date

/s/ JAMES O. EGAN James O. Egan	Director	December 7, 2011
/s/ THOMAS P. GIBBONS Thomas P. Gibbons	Director	December 7, 2011
/s/ ALLAN Z. LOREN Allan Z. Loren	Director	December 7, 2011
/s/ GREGORY J. PARSEGHIAN Gregory J. Parseghian	Director	December 7, 2011
/s/ DEBORAH M. REIF Deborah M. Reif	Director	December 7, 2011
/s/ CARROLL R. WETZEL, JR. Carroll R. Wetzel, Jr.	Director	December 6, 2011

EXHIBIT INDEX

Exhibit No.	Description	Incorporation by Reference
1.1	Form of Underwriting Agreement	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and incorporated by reference, as appropriate.
3.1	Amended and Restated Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to Company's Current Report on Form 8-K filed on February 1, 2005.
3.2	Articles Supplementary	Incorporated by reference to Exhibit 3.1 to Company's Current Report on Form 8-K filed on March 27, 2008.
3.3	Articles of Amendment to the Charter of PHH Corporation effective as of June 12, 2009	Incorporated by reference to Exhibit 3.1 to Company's Current Report on Form 8-K filed on June 16, 2009.
3.4	Amended and Restated By-Laws	Incorporated by reference to Exhibit 3.1 to Company's Current Report on Form 8-K filed on November 1, 2011.
4.1	Indenture dated as of August 11, 2010 between PHH Corporation, as Issuer, and The Bank of New York Mellon Trust Company, N.A., as Trustee	Incorporated by reference to Exhibit 4.1 to Company's Current Report on Form 8-K filed on August 12, 2010.
4.2	Form of Supplemental Indenture
5.1	Opinion of DLA Piper LLP (US)
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of DLA Piper LLP (US)	Included in Exhibit 5.1.
24.1	Powers of Attorney	Included on signature page.
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A.